                                                                        AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                                                    One Corporate Drive, Shelton, Connecticut 06484

This  Prospectus  describes  the  Guaranteed  Maturity  Annuity  (the  "Annuity")  issued by American  Skandia Life
Assurance  Corporation  ("American  Skandia").  We may simultaneously offer several types of contracts.  You may or may not be eligible  for more than one type of contract.  Certain  features,  such as the  existence of or level of certain  charges,  may differ among various types of contracts.  We may also declare  different  interest rates for different types of contracts.  Various rights and benefits may differ among  jurisdictions  to meet applicable laws and/or regulations.

This  Annuity is made  available  as  participating  interests in a group  contract or as an  individual  contract.
Participants  in a group  contract  are  issued  certificates  reflecting  their  rights and  privileges.  Eligible individuals  who may  participate  in a group  contract  include those who have  established  accounts with certain broker-dealers who have entered into a distribution  agreement to offer participating  interests in a contract,  as well as members of other  eligible  groups,  such as employees of an employer.  Purchasers of individual  contracts are  issued a  contract  (see  "Distribution").  Both the  certificates  and  individual  contracts  are  hereafter referred to as the "Contract."  Contracts or certain types of Contracts may not be available in all jurisdictions.

We offer various  interest rate Guarantee  Periods (see  "Guarantee  Periods").  The minimum premium we will accept from you is $5,000,  which may be used to  purchase  multiple  Contracts  with  different  Guarantee  Periods.  Our minimum  amount per Contract is $2,000.  The minimum  premium we will accept from you which may be used to purchase a contract in conjunction  with a qualified  plan is $2,000.  A Contract is issued as evidence of the acceptance of each premium or portion of a premium.  We issue an additional  Contract for any  subsequent  premium  accepted (see
"Application and Initial Payment").

Values and  benefits  provided by the Annuity are funded by the general  account  assets of American  Skandia  (see
"Investments").

These  securities  may be subject to  substantial  charges  which  could  result in your  receipt of less than your premium  if you  surrender  your  contract.  Whether  such a result  actually  occurs  depends on the timing of any surrender,  the amount of such charges and the interest  rates we are crediting to contracts.  Such charges are the market value adjustment,  any sales charge we may deduct from your premium,  and any surrender  charge.  The actual charges will be shown in your Contract. (see "Market Value Adjustment", "Sales Charge" and "Surrenders").

The  interest  rate in  subsequent  guarantee  periods  may be more or less  than  the rate in a  previous  period.
However,  the rates may not be lower than a minimum  determined  in relation to an index,  but may be higher.  Such index is not controlled by American  Skandia.  A 3.0% minimum rate may be required for contracts  issued in certain jurisdictions, including contracts issued for delivery in New York, if available (see "Interest Rates").

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Purchase  payments  under these  Annuities  are not deposits or  obligations  of, or guaranteed or endorsed by, any bank or bank  subsidiary,  are not federally  insured by the Federal  Deposit  Insurance  Corporation,  the Federal
Reserve Board, or any other agency and are not insured by the Securities Investor Protection  Corporation  ("SIPC")
as to the loss of the principal amount invested.
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THESE  SECURITIES  HAVE NOT BEEN APPROVED OR DISAPPROVED  BY THE  SECURITIES  AND EXCHANGE  COMMISSION OR ANY STATE
SECURITIES  COMMISSION  NOR HAS THE  COMMISSION  OR ANY STATE  SECURITIES  COMMISSION  PASSED UPON THE  ACCURACY OR
ADEQUACY  OF THIS  PROSPECTUS.  ANY  REPRESENTATION  TO THE  CONTRARY  IS A  CRIMINAL  OFFENSE.  PLEASE  READ  THIS
PROSPECTUS AND KEEP IT FOR FUTURE REFERENCE.

                                   FOR FURTHER INFORMATION CALL 1-800-752-6342.
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GMA-PROS-(5/2002)                                           Issued by: American Skandia Life Assurance Corporation
Prospectus Dated:  May 1, 2002

                                   This page has been intentionally left blank.

     WHAT TAX CONSIDERATIONS ARE THERE FOR TAX-QUALIFIED RETIREMENT PLANS OR QUALIFIED

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
       OPERATIONS.........................................................................................................3
     QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK...........................................................7
AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF.............................................................................10
AMERICAN SKANDIA LIFE ASSURANCE CORPORATION..............................................................................10
     REPORT OF INDEPENDENT AUDITORS......................................................................................11
AMERICAN SKANDIA LIFE ASSURANCE CORPORATION..............................................................................22
APPENDIX B - ILLUSTRATION OF MARKET VALUE ADJUSTMENT......................................................................1
APPENDIX C - ILLUSTRATION OF INTEREST CREDITING...........................................................................1

                                                 GLOSSARY OF TERMS

ANNUITANT is the person upon whose life your Contract is issued.

ANNUITY is the Guaranteed Maturity Annuity.

ANNUITY DATE is the date on which annuity payments are to commence.

BENEFICIARY(IES)  is (are) the person(s)  designated by you,  either as of the Contract Date or at a later date, as the recipient of the death benefit.

CONTINGENT  ANNUITANT is the person  designated  by you to become the Annuitant on the  Annuitant's  death prior to the Annuity Date.

CONTRACT,  for purposes of this Prospectus,  is your individual  Annuity,  or with respect to a group Annuity,  the certificate  evidencing your  participation  in an underlying  group Annuity.  It also represents an account we set up and maintain to track our obligations to you.

CONTRACT DATE is the  effective  date of your Contract  (shown as your  "Certificate  Date" with respect to a group
Annuity).

CONTRACT  YEARS are  continuous  12-month  periods  commencing  on the Contract  Date and each  anniversary  of the
Contract Date.

CURRENT RATE is the  applicable  interest rate we offer for a Guarantee  Period for your type of Contract.  Current
Rates are  contained  in a schedule of rates  established  by us from time to time for the  Guarantee  Periods then being offered.  We may establish different schedules for different types of Contracts.

GROSS  SURRENDER  VALUE is, as of any date,  that  portion of the  Interim  Value you specify for a full or partial surrender.

GUARANTEE PERIOD is the period during which the rate at which interest is credited to your Contract is guaranteed.

IN WRITING is in a written form satisfactory to us and filed at the Office.

INITIAL GUARANTEE RATE is the rate of interest credited during the initial Guarantee Period for a Contract.

INTERIM VALUE is, as of any date,  the Net Premium  credited to a Contract  plus all interest  credited on such Net
Premium,  less  the sum of all  previous  Gross  Surrender  Values  and  interest  thereon  from  the  date of each surrender,  plus or minus any  market  value  adjustment  made when  choosing  an  alternate  Guarantee  Period and interest thereon from the date such alternate Guarantee Period begins.

NET PREMIUM is a premium less any  applicable  sales charge  applied to premium  when  received and any  applicable premium tax deducted upon receipt of premium.

NET SURRENDER  VALUE is the amount payable on a full or partial  surrender after the application of any charges and market value adjustment.

OFFICE is our  business  office,  American  Skandia Life  Assurance  Corporation,  One  Corporate  Drive,  Shelton,
Connecticut 06484.

PARTICIPANT  is either an  eligible  entity or person who  participates  in a group  Contract or is named as having ownership rights in relation to an Annuity issued as an individual  contract.  Eligibility  depends on the specific
Contract.

SUBSEQUENT  GUARANTEE  RATE is the rate of interest  established  by us for  crediting  to your  Contract  during a subsequent Guarantee Period.

SURRENDER DATE is the date we receive a completed request In Writing for a surrender.

"We", "us", "our" or "the Company" means American Skandia Life Assurance Corporation.

"You" or "your" means the Participant.

                                            SUMMARY OF ANNUITY FEATURES

The  Guaranteed  Maturity  Annuity  is  designed  to allow you to  accumulate  funds for long term  goals,  such as retirement,  on a tax-deferred  basis. You may apply the accumulated  funds on the Annuity Date to receive a stream of income payments.

                                        GUARANTEE PERIODS & INTEREST RATES
Initial  Guarantee  Periods:  You select an initial  Guarantee  Period among those we currently offer. If we accept the  premium,  we  then  issue  a  Contract.  The  initial  Guarantee  Period  begins  on the  Contract  Date  (see
"Application and Initial Payment" and "Guarantee Periods").

Subsequent  Guarantee Periods: At the end of a Guarantee Period, a subsequent  Guarantee Period begins,  unless you have chosen such date as the Annuity  Date.  We reserve the right to make  available  different  Guarantee  Periods than those which were available when your Contract was issued.  The  subsequent  Guarantee  Period will be the same as the  previous  one (or the next  shortest  one if that  duration  is no  longer  available)  unless  we  receive instructions  from you In  Writing  at least two  business  days  before  the close of the  Guarantee  Period  then ending.  However, the subsequent Guarantee Period may not end beyond the Annuity Date (see "Guarantee Periods").

Alternate Guarantee Periods: You may choose,  subject to certain  limitations,  to switch to an alternate Guarantee
Period that would begin before your current  Guarantee  Period would normally end.  Exercising  this privilege will subject  your Interim  Value to a market  value  adjustment,  but not to a surrender  charge.  You may also need to change your Annuity Date in order to exercise this privilege (see "Alternate Guarantee Periods").

Interest  Rates:  We  declare  interest  rates for the  available  Guarantee  Periods  from time to time.  The rate applicable  throughout any Guarantee  Period is the one in effect when such Guarantee  Period begins.  The rates we declare are subject to a minimum,  but we may declare  higher  rates.  The minimum is  determined in relation to an index we do not  control.  For  Contracts  issued for delivery in certain  jurisdictions,  including  New York,  if available, rates may not be lower than 3%, irrespective of the index.

We reserve the right to simultaneously  declare  Subsequent  Guarantee Rates for existing Contracts that are higher than Current Rates for the  Guarantee  Periods of the same  duration  applicable  to newly issued  Contracts of the same type, where allowed by law and regulation (see "Interest Rates").

Market Value  Adjustment:  The market value adjustment may increase or decrease the amount payable to you on a full or partial  surrender.  Such a surrender at the end of a Guarantee Period,  and, where required by law, the 30 days prior to the end of a  Guarantee  Period,  is not  affected  by this  adjustment.  In  addition,  the market  value adjustment will be applied to the Interim Value when choosing an alternate Guarantee Period.

The  adjustment  reflects  the  relationship  as of the time of its  calculation  between:  (a) the rate then being credited to your  Contract;  and (b) the Current  Rate for your type of Contract  with a Guarantee  Period equal to the time  remaining to the end of your current  Guarantee  Period.  Our Current  Rates are expected to be sensitive to interest rate  fluctuations,  thereby making this adjustment  equally sensitive to such changes.  There would be a downward  adjustment  when the applicable  Current Rate plus an adjustment  rate exceeds the rate currently being credited  to your  Contract.  There  would be an  upward  adjustment  when the  applicable  Current  Rate  plus the adjustment  rate is lower than the rate  currently  being credited to your  Contract.  The  adjustment  rate is the same for all  contracts  of the same type,  and cannot  exceed  0.25% of interest  for any type of  Contract.  (see
"Market Value Adjustment").

                                         DEATH BENEFITS AND ANNUITIZATION
Death  Benefits:  A death benefit of the greater of your  Contract's  Interim Value or 100% of premium less the sum of all prior Gross Surrender  Values,  is provided in the event of your death or the Annuitant's death (if there is no  Contingent  Annuitant)  if occurring  both (a) prior to the Annuity  Date,  and (b) before the beginning of the
Contract Year which starts following the earlier of your or the Annuitant's 85th birthday (see "Death Benefit").

Annuity  Date and  Annuity  Options:  You may choose the  Annuity  Date.  However,  it must be the first day of the first month on or after the end of a Guarantee  Period,  and after the third  Contract Year. You may choose among a number of annuity options (see "Annuity Date" and "Annuity Options").

                                              ACCESS TO ACCOUNT VALUE
Surrenders:  Total and partial  surrenders of your Contract are permitted  prior to the Annuity Date. Such total or partial  surrenders  may be assessed a surrender  charge and/or a market value  adjustment  (see  "Surrenders").  A full or partial  surrender may result in a taxable event,  and in certain  situations,  a tax penalty (see "Certain
Tax Considerations").

Free  Withdrawal  Privilege:  Once each  Contract  Year  after the first you may  withdraw  an amount  without  any applicable  surrender  charge  being  assessed.  This  amount  equals the  "growth"  in the  Contract.  "Growth" is defined  as:  (a) the  interest  credited  to your  Contract  in the prior  Contract  Year,  plus (b) the  interest credited to your Contract in Contract Years previous to the last,  subject to a market value  adjustment,  provided that immediately  after the withdrawal  (including any market value  adjustment) the remaining  Interim Value times the market value  adjustment is at least equal to the  unliquidated  premium plus the value at the time credited of any amounts added due to premium size (see "Free Withdrawal Privilege").

Medically-Related  Withdrawals:  Where permitted by law, any applicable surrender charge or market value adjustment is  waived  on a full  surrender  if we  receive  satisfactory  evidence  of  certain  medically-related  events or conditions (see "Medically-Related Withdrawals").

                                                      CHARGES
Sales Charge:  This Contract  does not feature a sales  charge.  However,  we also offer a version of this Contract that does feature a sales charge.  If you purchase a version of this  Contract  that  features a sales charge,  the amount and  schedule  of the sales  charge  will be shown on a  Supplement  to this  Prospectus  as well as in your
Contract.  Any such sales  charge  percentages  may be level or decrease  according  to a specified  schedule  (see
"Sales Charge").

Surrender  Charge:  This Contract  imposes a surrender  charge upon any full or partial  surrender taken within six
(6) years of a  premium  payment.  However,  we also  offer a  version  of this  Contract  that does not  feature a surrender  charge.  If you  purchase a version of this  Contract  that does not  feature a  surrender  charge,  the
Contract  will have a sales charge as discussed  above and as shown on a Supplement  to this  Prospectus as well as in your Contract.  For those Contracts that feature a surrender  charge,  the amount of the charge is calculated at
6.0% of the Gross Surrender Value deemed to be a liquidation of premium.

Premium  Taxes:  In several  states,  a premium tax is payable,  either when  premiums  are  received  or, when the
Interim Value is applied  under an annuity  option.  We will deduct the amount of the premium tax payable,  if any, from your  premiums or Interim  Value.  The amount of the premium tax varies  from  jurisdiction  to  jurisdiction, which any state  legislature  may change.  Also,  any state  legislature  may decide to impose the tax when premium payments are made.  In those  jurisdictions  imposing  such a tax, the tax rates  currently in effect range up to 3
1/2%.  However, local taxes may be higher.

                                                   MISCELLANEOUS
Additional Amounts on Qualifying  Purchase  Payments:  We reserve the right to make additions to the Interim Values of  Contracts  of Owners  submitting  large  amounts of  premium,  wherever  allowed by law. As of the date of this
Prospectus,  the  breakpoints for such treatment are premiums of $500,000,  $1,000,000 and  $5,000,000.  We reserve the right to change these breakpoints (see "Additional Amounts on Qualifying Purchase Payments").

Multiple  Contracts:  We issue a Contract for each acceptable premium or portion thereof,  subject to our rules for minimum amounts per Contract.  Subsequent discussion in this Prospectus will be in terms of a single Contract.

                                              PURCHASING YOUR ANNUITY

APPLICATION AND INITIAL PAYMENT
We may require a properly  completed  application or enrollment form, a premium,  and any other materials under our underwriting  rules  before  we agree to issue an  Annuity.  We may  issue  an  Annuity  without  completion  of an application or enrollment form for certain classes of Annuities, where permitted by law.

We offer  various  initial  Guarantee  Periods.  Subject to our rules,  you may choose to have your Net  Premium or portions thereof  accumulate  interest for one or more of the Guarantee Periods then available.  While we may issue multiple  Contracts,  such  multiple  Contracts  may be treated for tax purposes as if they were a single  Contract
(see "Certain Tax Considerations").  No Guarantee Period may end later than the Annuity Date.

Once we accept  your  premium and all our  requirements  are met, we issue a Contract  for each  initial  Guarantee
Period you choose.  The  minimum  premium we will accept  from you is $5,000.  Our minimum  amount per  Contract is
$2,000.  Therefore,  you could choose one but not more than two Guarantee  Periods if you sent the minimum  premium amount.  The minimum  premium we will accept from you which may be used to purchase a Contract in conjunction  with a qualified  plan is $2,000.  Our prior  approval  is  required  before we will accept a premium of any amount that would cause the combined Interim Value of all your Contracts to exceed $500,000.

We confirm each premium payment in writing.

RIGHT TO CANCEL
You may return your  Contract  for a refund  within a  specified  period.  Depending  on the  applicable  legal and regulatory  requirements,  this  period may be within ten days of  receipt,  twenty-one  days of receipt or longer.
Unless we are required by law to return the premium  amount,  the amount of the refund will equal the Interim Value times the market value adjustment as of the date we receive the  cancellation  request plus any amount deducted for premium tax and/or any sales charge,  less the accumulated  value of any additions we make because of the amount of premium  paid.  When your  Contract is issued,  you will be informed of the amount due if you exercise  this right.
Exercising the right requires return of the Contract to us or to the representative who solicited your purchase.

                                                 FEES AND CHARGES

SALES CHARGE
This Contract does not feature a sales charge.

However,  we also offer a version of this Contract  that does feature a sales charge.  If you purchase a version of this  Contract  that  features a sales  charge,  the amount and  schedule  of the sales  charge  will be shown on a
Supplement  to this  Prospectus  as well as in your  Contract.  Any such sales charge  percentages  may be level or decrease  according to a specified  schedule (see "Sales Charge").  As of the date of this Prospectus,  we were not offering  Contracts  with sales charges in excess of 6% of premium upon receipt.  However,  we reserve the right to offer new types of  Contracts  with sales  charges  of not more than 8.5% of premium  upon  receipt.  Sales  charge percentages may be level or may decrease  according to a specified  schedule.  For example, a Contract could have a schedule of sales charges such that 5% is assessed  against the first $10,000 of the cumulative  premiums paid by a
Participant,  4% is assessed  against the next $10,000 of  cumulative  premiums  paid by that  Participant,  and 3%
assessed  against  cumulative  premiums paid by a Participant in excess of $20,000.  This example is  hypothetical.
The actual amount and schedule for such a charge,  if any, will be shown on a Supplement to the  Prospectus as well as in your Contract.

From time to time we may  structure  sales  charges for a group  Contract,  or we may reduce or waive sales charges for  individual  Contracts,  when either are sold in a manner that reduces sales  expenses or spreads them out over time. We would  consider  various  factors,  including (1) the size and type of group,  (2) the amount of premiums,
(3) additional  premiums from existing  Participants,  and/or (4) other  transactions  where our sales expenses are likely to be reduced, eliminated or spread out over time.

No sales charge is imposed when any group Contract or any individual  Contract  issued  pursuant to this Prospectus is owned on its  Contract  Date by: (a) any parent  company,  affiliate  or  subsidiary  of ours;  (b) an  officer, director,  employee,  retiree,  sales  representative,  or in the case of an affiliated  broker-dealer,  registered representative of such company;  (c) a director,  officer or trustee of any underlying mutual fund; (d) a director, officer or  employee  of any  investment  manager,  sub-advisor,  transfer  agent,  custodian,  auditing,  legal or
administrative   services  provider  that  is  providing   investment   management,   advisory,   transfer  agency,
custodianship,  auditing,  legal and/or  administrative  services to an underlying  mutual fund or any affiliate of such firm; (e) a director,  officer,  employee or registered  representative of a broker-dealer or insurance agency that has a then current  selling  agreement with us and/or with American  Skandia  Marketing,  Incorporated;  (f) a director,  officer,  employee or authorized  representative of any firm providing us or our affiliates with regular legal, actuarial,  auditing,  underwriting,  claims,  administrative,  computer support, marketing, office or other services;  (g) the then current spouse of any such person noted in (b) through (f),  above;  (h) the parents of any such person noted in (b) through (g),  above;  (i) the child(ren) or other legal  dependent  under the age of 21 of any such person noted in (b) through (h) above;  and (j) the siblings of any such persons  noted in (b) through (h)
above.  No such group  Contract or  individual  Contract is eligible for any  Additional  Amount due to the size of premiums (see "Additional Amounts on Qualifying Purchase Payments").

Any elimination of any sales charge or any reduction to the amount of such charges will not  discriminate  unfairly between Contract purchasers.  We will not make any such changes to this charge where prohibited by law.

Depending on the  Guarantee  Period you choose and the Interest  Rate  Credited to your  Contract,  assessment of a substantial  Sales  Charge  could  result in your  receipt of less than your  premium  even if you  surrender  your
Contract  at the end of a  Guarantee  Period.  For  example,  if you chose a  one-year  Guarantee  Period,  we were crediting 4% interest per year when your Guarantee Period began,  and the sales charge was 5% of your premium,  you would  receive  less than your  premium  if you  surrendered  your  Contract  at the end of the  initial  Guarantee
Period.  You could also  receive  less than your  premium  due to any  applicable  surrender  charge and the market value adjustment (see "Surrenders").

Surrender Charge
This  Contract  imposes a  surrender  charge  upon any full or partial  surrender  taken  within six (6) years of a premium  payment.  The amount of the  charge is  calculated  at 6.0% of the Gross  Surrender  Value  deemed to be a liquidation of premium.

However,  we also offer a version of this  Contract  that does not feature a surrender  charge.  If you  purchase a version of this  Contract  that does not feature a  surrender  charge,  the  Contract  will have a sales  charge as discussed above and as shown on a Supplement to this Prospectus as well as in your Contract.

For  those  Contracts  that  feature  a  surrender  charge,  the type and  level of  charges  will be shown in your
Contract.  The charge may be level for a specified  number of years or it may start at a particular  level and then grade down to zero over a  specified  number of years.  The charge may also  depend on the  duration of the Initial
Guarantee  Period you select.  As of the date of this  Prospectus,  we were not offering  Contracts  with surrender charges in excess of 6% of  premium.  However,  we  reserve  the right to offer new types of  Contracts  with sales charges of not more than 8.5% of premium.  In  addition,  if both a Sales  Charge and a Surrender  Charge  exist in the same Contract, the total of both charges will not exceed 8.5% of premium.

When the  surrender  charge is  assessable  against the amount of premium  being  liquidated,  then  surrenders  or partial  surrenders,  except  for those  amounts  taken  under the free  withdrawal  provision,  are deemed for the purpose of this charge to be first a  liquidation  of premium.  Amounts taken under the free  withdrawal  privilege are not  considered a liquidation  of premium.  On a partial  surrender,  Gross  Surrender  Value is deemed to come first from:  (a) any interest then available  under the free  withdrawal  provision;  then from (b) any premium not yet  liquidated,  and then from (c) any  remaining  interest  and any  amounts  credited  due to premium  size (see
"Additional  Amounts  on  Qualifying  Purchase  Payments").  This  does not  coincide  with the  treatment  of such surrenders for tax purposes (see "Certain Tax Considerations).

From time to time we may structure  surrender  charges for a group  Contract,  or we may reduce or waive  surrender charges for  individual  Contracts,  when either are sold in a manner that reduces  sales  expenses or spreads them out over time.  We would  consider  various  factors  including  (1) the size and type of group,  (2) the amount of premiums,  (3)  additional  premiums  from existing  Participants,  and/or (4) other  transactions  where our sales expenses are likely to be reduced, eliminated or spread out over time.

No  surrender  charge is imposed  when any group  Contract  or any  individual  Contract  issued  pursuant  to this
Prospectus  is owned on its Contract  Date by: (a) any parent  company,  affiliate or  subsidiary  of ours;  (b) an officer,  director,  employee,  retiree,  sales  representative,  or in the  case of an  affiliated  broker-dealer, registered  representative of such company;  (c) a director,  officer or trustee of any underlying mutual fund; (d)
a director,  officer or employee of any investment  manager,  sub-advisor,  transfer  agent,  custodian,  auditing, legal or  administrative  services provider that is providing  investment  management,  advisory,  transfer agency, custodianship,  auditing,  legal and/or  administrative  services to an underlying  mutual fund or any affiliate of such firm; (e) a director,  officer,  employee or registered  representative of a broker-dealer or insurance agency that has a then current  selling  agreement with us and/or with American  Skandia  Marketing,  Incorporated;  (f) a director,  officer,  employee or authorized  representative of any firm providing us or our affiliates with regular legal, actuarial,  auditing,  underwriting,  claims,  administrative,  computer support, marketing, office or other services;  (g) the then current spouse of any such person noted in (b) through (f),  above;  (h) the parents of any such person noted in (b) through (g),  above;  (i) the child(ren) or other legal  dependent  under the age of 21 of any such person noted in (b) through (h) above;  and (j) the siblings of any such persons  noted in (b) through (h)
above.  No such group  Contract or  individual  Contract is eligible for any  Additional  Amount due to the size of premiums (see "Additional Amounts on Qualifying Purchase Payments").

Any  elimination  of any  surrender  charge or any  reduction to the amount of such  charges will not  discriminate unfairly between Contract purchasers.  We will not make any such changes to this charge where prohibited by law.

                                               MANAGING YOUR ANNUITY

PARTICIPANT, ANNUITANT AND BENEFICIARY DESIGNATIONS
When you purchase an Annuity,  you must make certain  designations,  including a Participant and an Annuitant.  You may also make  certain  other  designations.  These  designations  include a contingent  Participant,  a Contingent
Annuitant,  a Beneficiary,  and a contingent  Beneficiary.  Certain designations are required,  as indicated below.
Such  designations  will be  revocable  unless you indicate  otherwise or we endorse your Annuity to indicate  that such designation is irrevocable to meet certain regulatory or statutory requirements.

Some of the tax  implications  of the various  designations  are  discussed  in the section  entitled  "Certain Tax
Considerations".  However,  there are other tax issues than those  addressed in that  section,  including,  but not limited to, estate and  inheritance  tax issues.  You should  consult with a competent tax counselor  regarding the tax  implications  of various  designations.  You should  also  consult  with a competent  legal  advisor as to the implications of certain  designations in relation to an estate,  bankruptcy,  community  property where  applicable and other matters.

A Participant  must be designated.  You may designate  more than one  Participant.  If you do, all rights  reserved to  Participants  are then  held  jointly.  We  require  consent  In  Writing  of all  joint  Participants  for any transaction  for which we require  the  written  consent of  Participants.  Where  required  by law, we require the consent of the spouse of any person with a vested  interest in an Annuity.  Naming  someone other than the payor of a premium as the Participant may have gift, estate or other tax implications.

You may  designate  more than one primary or  contingent  Beneficiary  and if you do, the proceeds  will be paid in equal  shares to the  survivors  in the  appropriate  beneficiary  class,  unless you have  requested  otherwise In
Writing.  The  Beneficiary  is the person or persons  entitled to receive the death  benefit or  remaining  certain payments  under  an  annuity  option  with  certain  payments.  Unless  you  indicated  that  a  prior  choice  was irrevocable,  you may change these  designations at any time during the  Annuitant's  lifetime by sending a request
In Writing.

If a Participant's  spouse is designated as the sole primary  Beneficiary of the Annuity and the  Participant  dies prior to the Annuity Date, the  Participant's  Spouse,  as Beneficiary,  may elect to be treated as Participant and continue the Annuity at its current  Account Value,  subject to its terms and  conditions.  If the Annuity is owned jointly by both  spouses,  and the primary  Beneficiary  is designated  as  "surviving  spouse",  each spouse named individually,  or a designation of similar intent, then upon the death of either Participant,  the surviving spouse may elect to be treated as Participant.

If the primary  Beneficiary  dies before death  proceeds  become  payable,  the proceeds will become payable to the contingent  Beneficiary.  If no  Beneficiary  is alive at the time of the death upon which  death  proceeds  become payable or in the absence of any Beneficiary designation, the proceeds will vest in you or your estate.

You may name one or more Contingent  Annuitants.  There may be adverse tax  consequences if a Contingent  Annuitant succeeds  an  Annuitant  and the  Contract  is owned by a trust that is neither tax exempt nor does not qualify for preferred  treatment  under  certain  sections  of the Code,  such as Section  401 (a  "non-qualified"  trust).  In general,  the Code is designed to prevent the benefit of tax deferral from  continuing  for long periods of time on an indefinite  basis.  Continuing the benefit of tax deferral by naming one or more Contingent  Annuitants when the
Contract  is owned by a  non-qualified  trust  might be  deemed  an  attempt  to  extend  the tax  deferral  for an indefinite  period.  Therefore,  adverse  tax  treatment  may  depend  on the terms of the  trust,  who is named as
Contingent  Annuitant,  as well as the  particular  facts and  circumstances.  You should  consult your tax advisor before naming a Contingent  Annuitant if you expect to use a Contract in such a fashion.  You must name  Contingent
Annuitants  according  to our rules when a Contract  is used as a funding  vehicle  for  certain  retirement  plans designed to meet the requirements of Section 401 of the Internal Revenue Code.

ADDITIONAL AMOUNTS ON QUALIFYING PURCHASE PAYMENTS
Wherever  allowed  by law,  we  reserve  the  right  to make  additions  to the  Interim  Values  of  Contracts  of
Participants submitting large amounts of premium.

The current breakpoints for qualifying for such additional amounts and the amount we credit are as follows:

                          ----------------------------------------------- -----------------------
                                         Purchase Payment                   Additional Amount*
                          ----------------------------------------------- -----------------------
                          ----------------------------------------------- -----------------------
                          At least $500,000 but less than $1,000,000              1.25%
                          ----------------------------------------------- -----------------------
                          ----------------------------------------------- -----------------------
                          Between $1,000,000  and $4,999,999                      3.00%
                          ----------------------------------------------- -----------------------
                          ----------------------------------------------- -----------------------
                          $5,000,000 or greater                                   3.75%
                          ----------------------------------------------- -----------------------
                           * as a percentage of the Purchase Payment.
-------------------------------------------------------------------------------------------------------------------

As of the  date  of  the  Prospectus  we  make  such a  program  available  for  Contracts  that  do not  otherwise differentiate  sales  charges or  surrender  charges on the amount of premium  received.  However,  we reserve  the right to modify, suspend or terminate it at any time, or from time to time, without notice.

If you submit  premium  to  purchase  multiple  Contracts,  we divide the  additions  to the  Contracts  then being purchased in the same proportion as the premium is being divided among such Contracts.

Should  you have a right  to  cancel  your  Contract  (see  "Right  to  Cancel")  and  exercise  such a right,  the accumulated value of the additional amount credited will not be included in the amount returned to you.

We do not consider  additional  amounts  credited due to premium size to be an increase in your  "investment in the contract" (see "Certain Tax Considerations).

Additional  amounts credited are not included in any amounts you may withdraw without  assessment of any applicable surrender charge (see "Free Withdrawal Privilege").

                                            MANAGING YOUR ACCOUNT VALUE

Guarantee Periods
As of the date of this  Prospectus,  we offer Guarantee  Periods with annual  durations of one to ten years. We may change the  Guarantee  Periods we offer at some future  date;  however,  any such change will not have an impact on any  Guarantee  Period then in effect.  See Appendix C for an  illustration  of how  interest is credited  during a
Guarantee Period.

At the end of a Guarantee Period that occurs prior to the Annuity Date, a subsequent  Guarantee  Period begins.  At least 30 days prior to the end of any Guarantee  Period of at least a year's  duration,  or earlier where  required by law or regulation,  we inform you of the Guarantee  Periods  available as of the date of such notice.  We do not provide a similar  notice if the  Guarantee  Period  that is ending is of less than a year's  duration.  Subject to our rules, a subsequent  Guarantee Period will begin according to your instructions,  if received at our Office not less than two  business  days prior to the last day of the  Guarantee  Period  then  coming to an end. If you don't send us instructions or instructions  are not received in a timely fashion,  the subsequent  Guarantee  Period will be equal in duration to the one just ended.

We may change the  guarantee  periods  available  at any time,  including  the period  between the date we mail you notice  and the date  your  subsequent  guarantee  period  begins.  If you  choose  a  duration  that is no  longer available  on the date your  subsequent  Guarantee  Period  begins  and we cannot  reach you to choose a  different duration,  the next  shortest  duration  will  apply.  Similarly,  if you have made no choice  but we no longer are making  available  Guarantee  Periods  equaling the one then ending for your Contract,  the next shortest  duration will apply.  However, in no event will the Guarantee Period end after the Annuity Date.

Alternate Guarantee Periods
You may choose to switch to an alternate  Guarantee  Period that would begin before your current  Guarantee  Period would normally end, subject to the following rules:

         1........We must receive your request In Writing at our Office.

         2.       The  beginning of the new  Guarantee  Period is the first  business day after the date we receive all the information we need to process your request.

         3.       The  Guarantee  Period  you  choose  must be one we are  making  available  on the  date  the new
                  Guarantee Period is to begin.

         4.       Your Annuity Date must be the first day of the month on or  immediately  after an  anniversary of the date on which the new Guarantee  Period begins.  If necessary to meet this  requirement,  you must choose a new Annuity Date before we will process your request.

         5.       The new Guarantee Period may not extend beyond the Annuity Date.

         6.       We will process only one such request per Contract per Contract Year.

         7.       In certain  Contracts,  you may not choose a shorter  Guarantee Period than the Initial Guarantee
                  Period until after the date the Initial Guaranteed Period was scheduled to end.

Any applicable market value adjustment  formula will be applied to your Contract's  Interim Value immediately prior to the beginning of the new Guarantee  Period.  No surrender charge will be assessed.  The resulting  Interim Value will be credited interest at the Subsequent Guarantee Rate for the new Guarantee Period.

Exercising  this  privilege may or may not increase your interim value over time.  That will depend on such factors as any market value adjustment  applicable at the time the privilege is exercised,  the Guarantee Period you choose and  Subsequent  Guarantee  Rate we are  then  crediting  for  that  Guarantee  Period,  the  length  of  time  you subsequently  hold your Contract,  and any subsequent  partial  surrenders or withdrawals under the Free Withdrawal
Privilege.

Interest Rates
Declared rates are effective  annual rates of interest.  The rate is guaranteed  throughout  the Guarantee  Period.
The  Initial  Guarantee  Rate  applies to the Net  Premium  less all Gross  Surrender  Values  during  the  initial
Guarantee Period.  The Subsequent  Guarantee Rate for any subsequent  Guarantee Period applies to the Interim Value on the date such subsequent Guarantee Period begins less all Gross Surrender Values after that date.

We inform you of the  Initial  Guarantee  Rate when we confirm  acceptance  of your  premium  and  issuance of your
Contract.  You will be informed of the Subsequent  Guarantee Rate applicable to any subsequent  Guarantee Period as part of the annual report we send you.

At any time we may change  interest  rates.  Any such  change  does not have an impact on the rates  applicable  to
Guarantee  Periods already in effect.  However,  such a change will affect the Market Value Adjustment (see "Market
Value Adjustment).

When a subsequent  Guarantee  Period begins,  the rate applied to your Contract will not be less than the rate then applicable to new Contracts of the same type with the same Guarantee Period.

Interest  rates are subject to a minimum.  We may declare higher rates.  The minimum for each  Guarantee  Period is based on both an index and a reduction to the interest rate determined according to the index.
                 -----       ---------

Each index is based on the published rate for  certificates of indebtedness  (bills,  notes or bonds,  depending on
     -----
the term of  indebtedness)  of the United States Treasury at the most recent Treasury auction held at least 30 days prior to the  beginning  of the  Guarantee  Period to which the minimum is to apply.  The term (length of time from issuance to maturity) of the  certificates  of indebtedness  upon which the index used for any Guarantee  Period is the same as the Guarantee  Period.  If no  certificates  of  indebtedness  are  available  for such term,  the next shortest  term is used.  If the United  States  Treasury's  auction  program is  discontinued,  we will  substitute indexes  which in our opinion are  comparable.  If  required,  implementation  of such  substitute  indexes will be subject to approval by the Securities and Exchange  Commission and the Insurance  Department of the jurisdiction in which  the  Contract  was  delivered.  (For  group  Contracts,  it is our  expectation  that  approval  of only the jurisdiction in which the underlying group contract was delivered would apply.)

The  reduction  used in  determining  the minimum is an amount not to exceed 2% percent of interest.  We may reduce
     ---------
this amount for a  particular  type of  Contract  if we can expect  reduced  sales  expenses  or other  expenses in relation to sales of that Contract.

In certain  jurisdictions,  including  New York,  if  available,  in no event will the  minimum be less than 3% per year, compounded yearly.

Your Contract may include a provision  committing us to declare  Subsequent  Guarantee Rates  applicable to certain
Subsequent  Guarantee  Periods at higher  rates than the  Current  Rates for that type of  Contract.  The manner in which  Subsequent  Guarantee Rates are increased will be uniform for all  Participants in any one particular  group
Contract.  The manner in which such  Subsequent  Guarantee  Rates are  increased  will be uniform for all owners of any one  particular  type of  individual  Contract,  wherever  such an  increase  in rates is allowed by law and/or regulation.  For any particular  Contract,  the number of Contract Years required  before such an increase in rates applies or the size of such increase will depend on our  expectations  as to sales  expenses and other  expenses in relation to sales of that type of Contract.

We have no specific  formula for  determining  the interest  rates we declare.  Rates may differ,  between types of
Contracts,  even for  Guarantee  Periods of the same  duration  starting at the same time.  We expect such rates to reflect the returns  available on the type of  investments  we make to support these types of  Contracts.  However, we may also take into consideration in determining rates such factors  including,  but not limited to, the duration of the Guarantee Period,  regulatory and tax  requirements,  the liquidity of the secondary markets for the type of investments we make,  commissions,  administrative  expenses,  investment  expenses,  general  economic  trends and competition.  Our  management  makes  the  final  determination  as to  interest  rates to be  credited.  We cannot predict the rates we will declare in the future.

You may obtain our current rates by writing us or calling us at 1-800-766-4530.

Market Value Adjustment
The market  value  adjustment  ("MVA")  may  increase or  decrease  the amount  payable to you on a full or partial surrender.  Such a surrender at the end of a Guarantee  Period,  and,  where  required by law, the 30 days prior to the end of a  Guarantee  Period,  or which  qualifies  under our  rules as a  medically-related  withdrawal  is not affected by the MVA.

In  addition,  the market  value  adjustment  will be applied to the  Interim  Value  when  choosing  an  alternate
Guarantee  Period,  except where  required by law, if the change to an alternate  Guarantee  Period occurs not more than 30 days before the end of the Guarantee Period.

The MVA reflects the  relationship  as of the time it is calculated  between:  (a) the rate then being  credited to your  Contract;  and (b) our Current  Rate for your type of  Contract  with a  Guarantee  Period  equal to the time remaining  to the end of your  current  Guarantee  Period.  Our  Current  Rates are  expected  to be  sensitive  to interest  rate  fluctuations,  thereby  making this  adjustment  sensitive to such  fluctuations.  There would be a downward  adjustment  when the applicable  Current Rate plus an adjustment  rate exceeds the rate  currently  being credited  to your  Contract.  There  would be an  upward  adjustment  when the  applicable  Current  Rate  plus the adjustment  rate is lower than the rate  currently  being credited to your  Contract.  The  adjustment  rate is the same for all Contracts of the same type, and cannot exceed 0.25% for any type of Contract.

We reserve the right,  from time to time,  to determine  the MVA using an interest rate lower than the Current Rate for all  transactions  applicable to a class of Contracts.  This would benefit all such  Contracts if  transactions to which the MVA applies occur while we use such lower interest rate.

         The formula we use to determine the MVA is:

                                          [(1+I)/(1+J+the adjustment amount)] N/12

                                                           where:

         I is the Guarantee Rate applicable to the Guarantee Period for your Contract;

         J is the Current  Rate for your type of Contract  for the  Guarantee  Period  equal to the number of years
         (rounded to the next higher  number when  occurring on other than an  anniversary  of the beginning of the current Guarantee Period) remaining in your current Guarantee Period; and

         N is the number of months  (rounded  to the next  higher  number  when  occurring  on other than a monthly anniversary  of the  beginning of the current  Guarantee  Period)  remaining to the end of your  Guarantee
         Period.

         The  formula  that  applies if amounts  are  surrendered  pursuant  to the right to return the  Annuity is
[(1+I)/(1+J)]N/12.

         Nonetheless, a full or partial surrender at the end of a Guarantee Period is not affected by the MVA.

         See Appendix B for illustrations of how the MVA works.

                                              ACCESS TO ACCOUNT VALUE

SURRENDERS
You may request a full or partial surrender.  Your Annuity must accompany your surrender request.  Partial surrenders may only be made if:

         (a)      the Gross Surrender Value is at least $1,000; and

         (b)      the Gross  Surrender  Value plus  $1,000  does not exceed  the amount  payable if you  completely surrender your Contract on that date.

The amount  payable to you is the Net  Surrender  Value.  The method for  determining  the Net  Surrender  Value is shown in your Contract,  and is either  expressed as a percentage of the Gross  Surrender  Value or as a percentage of the premium being liquidated.  Assuming that:

                  A =  the Gross Surrender Value;

                  B =  the surrender charge, if any, as of the date we receive the surrender request In Writing;
                  and

                  C =  the market value adjustment described below as of the date we receive the surrender request In Writing;

         i.       if the surrender charge is expressed as a percentage of the Gross Surrender  Value,  then the Net
                  Surrender Value equals (A - B) X C;

         ii.      if the surrender  charge is expressed as a percentage of the premium being  liquidated,  then the
                  Net Surrender Value equals (A X C) - B; and

         iii.     if there is no surrender charge, then the Net Surrender Value equals A X C.

These  securities may be subject to a substantial  surrender  charge and/or market value  adjustment if not held to the end of a guarantee  period,  which could  result in your receipt of less than your  premium.  You may avoid any applicable  surrender charge by holding your Contract until the time surrender charges no longer apply,  which will be  shown in your  Contract.  No  market  value  adjustment  applies  to any  surrender  occurring  at the end of a
Guarantee Period,  and, where required by law, the 30 days prior to the end of the Guarantee Period.  However,  any sales  charges,  if  applicable,  could  also  result  in your  receipt  of less than your  premium  under  certain circumstances (see "Sales Charge").

Where  permitted by law, any applicable  surrender  charge is waived if a full surrender  qualifies under our rules as a medically-related withdrawal (see "Medically-Related Withdrawals").

Under certain  circumstances,  some or all of the monies  surrendered  may be considered as taxable  income and may also be subject to certain penalty provisions of the Internal Revenue Code (see "Certain Tax Considerations").

MEDICALLY-RELATED WITHDRAWAL
Where  permitted by law, you may apply to surrender  your rights under your Contract for its Interim Value prior to the Annuity Date upon  occurrence of a "Contingency  Event".  The Annuitant must be alive as of the date we pay the proceeds of such  surrender  request.  If the Owner is one or more natural  persons,  all such Owners must be alive at such  time.  This  waiver of any  applicable  surrender  charge and market  value  adjustment  is subject to our rules.  For contracts issued before May 1, 1996, a "Contingency Event" occurs if the Annuitant is:

         1.       First  confined  in a  "Medical  Care  Facility"  while  your  Contract  is in force and  remains confined for at least 90 days in a row; or
         2.       First diagnosed as having a Fatal Illness while your Contract is in force.

"Medical Care Facility" means any state licensed facility providing  medically  necessary  in-patient care which is prescribed by a licensed  "Physician" in writing and based on physical  limitations  which prohibit daily living in a  non-institutional  setting.  "Fatal  Illness"  means a  condition  diagnosed  by a licensed  Physician  which is expected to result in death within 2 years for 80% of the diagnosed  cases.  "Physician"  means a person other than you, the  Annuitant or a member of either your or the  Annuitant's  families who is state  licensed to give medical care or  treatment  and is acting  within the scope of that  license.  We must  receive  satisfactory  proof of the
Annuitant's confinement or Fatal Illness In Writing.

Specific details and definitions of terms in relation to this benefit may differ in certain jurisdictions.

FREE WITHDRAWAL PRIVILEGE
Once each Contract Year after the first you may withdraw an amount  without any applicable  surrender  charge being assessed.  This amount  equals the  "growth" in the  Contract.  "Growth" is defined as: (a) the  interest  credited to your Contract in the prior  Contract  Year,  plus (b) the interest  credited to your Contract in Contract  Years previous  to the last,  subject to a market  value  adjustment,  provided  that  immediately  after the  withdrawal
(including any market value  adjustment) the remaining  Interim Value times the market value adjustment is at least equal to the  unliquidated  premium  plus the value at the time  credited  of any  amounts or due to premium  size.
Amounts  credited due to premium size are not  considered to be interest only for purposes of this free  withdrawal privilege (see "Additional  Amounts on Qualifying  Purchase  Payments").  Withdrawals of any type made prior to age
59 1/2may be subject to 10% tax penalty (see "Penalty on Distributions").

QUALIFIED PLAN WITHDRAWAL LIMITATIONS
There are surrender or withdrawal  limitations in relation to certain  retirement plans for employees which qualify under various  sections of the Internal  Revenue Code of 1986, as amended (the "Code").  These  limitations  do not affect certain  roll-overs or exchanges between qualified plans.  Generally,  distribution of amounts  attributable to  contributions  made  pursuant to a salary  reduction  agreement (as defined in Code section  402(g)(3)(A)),  or attributable  to transfers from a custodial  account (as defined in Code section  403(b)(7)),  is restricted to the employee's:  (a) separation from service;  (b) death;  (c) disability (as defined in Section 72(m)(7) of the Code);
(d) reaching age 59 1/2; or (e) hardship (as defined for purposes of Code Section  401(k)).  Hardship  withdrawals are restricted to amounts  attributable to salary reduction  contributions,  and do not include investment  results. In the case of tax sheltered  annuities,  these  limitations  do not apply to certain salary  reduction  contributions made and investment  results earned prior to dates  specified in the Code. In addition,  the limitation on hardship withdrawals  does not apply to salary  reduction  contributions  made and investment  results earned prior to dates specified  in the Code which have been  transferred  from  custodial  accounts.  Rollovers  from the types of plans noted to an individual  retirement  account or  individual  retirement  annuity are not subject to the  limitations noted.  Certain  distributions,  including  rollovers,  that are not transferred directly to the trustee of another qualified  plan,  the  custodian of an  individual  retirement  account or the issuer of an  individual  retirement annuity may be subject to automatic  20%  withholding  for Federal  income tax.  This may also trigger  withholding for state income taxes.

DEFERRAL OF PAYMENT
We may defer  payment of any  partial or total  surrender  for the period  permitted  by law.  In no event may this deferral  of payment  exceed 6 months from the date we receive  the  request In  Writing.  If we defer  payment for more than 30 days, we pay interest on the amount deferred in accordance with your Contract.

ANNUITY DATE
You may choose an Annuity  Date when you  purchase an Annuity or at a later  date.  It must be the first day of the first month on or after the end of a Guarantee  Period.  It must also be after the third  Contract  Year unless the
Annuitant   has  a   medically-related   condition   that  would  permit  a   medically-related   withdrawal   (see
"Medically-Related  Withdrawals").  It can be changed at any time but such  requests must be received In Writing at our Office at least 30 days before the  current  Annuity  Date.  In the absence of an election In Writing and where permitted  by law:  (a) the  Annuity  Date is the  start of the  Contract  Year  first  following  the later of the
Annuitant's  85th  birthday or the fifth  anniversary  of our receipt at our Office of your  request to purchase an
Annuity.  Your choice of Annuity Date may be limited in certain jurisdictions.

ANNUITY OPTIONS
You may select an annuity  option  when you  purchase an  Annuity,  or at a later date.  You may change this at any time up to 30 days  before the  Annuity  Date by sending us a request In  Writing.  In the  absence of an  election from you,  payments  will  automatically  commence on the Annuity Date under  option 2, with 120 payments  certain.
The amount to be applied is the value of your  Contract on the Annuity Date.  Annuity  options in addition to those shown are available with our consent.

You may  elect to have  any  amount  of the  proceeds  due to the  Beneficiary  applied  under  any of the  options described below.  Except where a lower amount is required by law, the minimum monthly annuity payment is $50.

If you have not made an election  prior to proceeds  becoming due, the  Beneficiary  may elect to receive the death benefit under one of the annuity  options.  However,  if you made an election,  the  Beneficiary may not alter such election.

Option 1
--------
Life  Annuity:  This  annuity is  payable  monthly  during the  lifetime  of the payee,  terminating  with the last payment  due prior to the death of the payee.  Since no minimum  number of  payments  is  guaranteed,  this  option offers the maximum level of monthly  payments of the annuity  options.  It is possible that the payee could receive only one payment if he or she died before the date the second  payment was due,  and no others  payments  nor death benefits would be payable.

Option 2
--------
Life Annuity with 120, 180, or 240 Monthly Payments Certain:
This annuity provides monthly income to the payee for a fixed period of 120, 180, or 240 months,  as selected,  and for as long  thereafter  as the payee  lives.  Should  the  payee  die  before  the end of the  fixed  period,  the remaining payments are paid to the Beneficiary to the end of such period.

Option 3
--------
Payments Based on Joint Lives:
Under this option,  income is payable  monthly  during the joint lifetime of two key lives,  and thereafter  during the remaining  lifetime of the survivor,  ceasing with the last payment prior to the survivor's  death.  No minimum number of payments is  guaranteed  under this option.  It is possible  that only one payment will be payable if the death of all key  lives  occurs  before  the date the  second  payment  was due,  and no other  payments  nor death benefits would be payable.

Option 4
--------
Payments for a Designated Period:
This  annuity  provides an amount  payable for a specified  number of years.  The number of years is subject to our then current rules.

Should  the payee die before the end of the  specified  number of years,  the  remaining  payments  are paid to the
Beneficiary  to the end of such period.  Note that under this option,  payments are not based on how long we expect
Annuitants to live.

The monthly  payment  varies  according to the annuity  option you select.  The monthly  payment is  determined  by multiplying  the value of your  Contract on the Annuity Date  (expressed  in thousands of dollars)  less any amount then  assessed for premium tax, by the amount of the first  monthly  payment per $1,000  obtained  from our annuity rates.  These rates will not be less than those  provided  in the tables  included in the  Contract.  These  tables are derived from the 1983a Individual  Annuity  Mortality Table with ages set back one year for males and two years for females and with an assumed  interest rate of 4% per annum.  Where required by law or regulation,  such annuity tables  will have rates  that do not  differ  according  to the  gender of the key life.  Otherwise  the rates will differ according to the gender of the key life.

Annuity payments will be made on the first day of each month once payments begin.

                                                   DEATH BENEFIT

On the Contracts we offer as of the date of this  Prospectus,  "death" means either your death,  or the Annuitant's death if there is no  Contingent  Annuitant.  The amount  payable on death prior to the Annuity Date and before the
Contract  anniversary  following  the earlier of your or the  Annuitant's  85th  birthday is the greater of (1) the
Interim Value of your Contract as of the date we receive due proof of death,  or (2) the premium  allocated to your
Contract  less the sum of all prior  Gross  Surrender  Values.  The  amount of the death  benefit at any later date prior to the  Annuity  Date is the  Interim  Value as of the date we receive  "due proof of death".  The  following constitutes  "due proof of death":  (a)(i) a certified  copy of a death  certificate,  (ii) a  certified  copy of a decree of a court of competent  jurisdiction as to the finding of death,  or (iii) any other proof  satisfactory to us; (b) all  representations  we require or which are mandated by  applicable  law or regulation in relation to the death  claim and the  payment of death  proceeds;  and (c) any  applicable  election  of the mode of payment of the death benefit,  if not  previously  elected by the  Participant.  The amount of the death benefit is reduced by any annuity payments made prior to the date we receive In Writing due "proof of death".

We may offer  contracts that pay the death benefit upon the death of: (a) the  Participant  when the Participant is a natural  person;  and (b) the  Annuitant  (unless a Contingent  Annuitant  was  previously  designated)  when the
Participant  is not a natural  person (such as a trustee).  In such Contracts the death benefit would be payable if the death occurred before the 85th birthday of the applicable decedent.

In the absence of your election In Writing prior to proceeds  becoming  due, the  Beneficiary  may elect to receive the death benefit under one of the annuity  options.  However,  if you made an election,  the  Beneficiary  may not modify such election.  In the event of your death,  the benefit must be distributed  within:  (a) five years of the date of death;  or (b) over a period not extending  beyond the life  expectancy of the Beneficiary or over the life of the  Beneficiary.  Distribution  after your death to be paid  under (b) above must  commence  within one year of the date of death.

If the Annuitant  dies before the Annuity Date, the Contingent  Annuitant  will become the Annuitant.  However,  if the Contingent  Annuitant  predeceased  the Annuitant or there is no Contingent  Annuitant  designation,  the death benefit becomes payable to the Beneficiary.

The death of the first of any joint  Participant is deemed the death of the Participant for determining  payment of the death benefit.

If the  Beneficiary  is your spouse and your death occurs prior to the Annuity Date and the Annuitant or Contingent
Annuitant  is living,  then in lieu of  receiving  the death  benefit,  your  spouse may elect to be treated as the
Participant  and  continue  the  Annuity at its  current  Account  Value,  subject to its terms and  conditions.  A
Participant's  spouse may only assume  ownership  of the Annuity if such spouse is  designated  as the sole primary
Beneficiary.

WHAT ARE SOME OF THE FEDERAL TAX CONSIDERATIONS OF THIS ANNUITY?
Following is a brief summary of some of the Federal tax  considerations  relating to this Annuity.  However,  since the tax laws are complex and tax  consequences are affected by your individual  circumstances,  this summary of our interpretation  of the  relevant  tax laws is not  intended  to be fully  comprehensive  nor is it  intended as tax advice.  Therefore,  you may wish to  consult a  professional  tax  advisor  for tax  advice as to your  particular situation.

HOW ARE AMERICAN SKANDIA AND THE SEPARATE ACCOUNTS TAXED?
The  Separate  Accounts  are taxed as part of  American  Skandia.  American  Skandia  is taxed as a life  insurance company  under  Part I,  subchapter  L of the Code.  No taxes are due on  interest,  dividends  and  short-term  or long-term capital gains earned by the Separate Accounts with respect to the Annuities.

IN GENERAL, HOW ARE ANNUITIES TAXED?
Section 72 of the Code  governs  the  taxation of  annuities  in  general.  Taxation of the Annuity  will depend in large part on:

1.       whether the Annuity is used by:
|X|      a qualified  pension  plan,  profit  sharing  plan or other  retirement  arrangement  that is eligible for special treatment under the Code (for purposes of this discussion, a "Qualified Contract"); or
|X|      an individual or a corporation, trust or partnership (a "Non-qualified Contract"); and

2.       whether the Owner is:
|X|      an individual person or persons; or
|X|      an entity including a corporation, trust or partnership.

Individual  Ownership:  If one or more individuals own an Annuity,  the Owner of the Annuity is generally not taxed on any  increase in the value of the  Annuity  until an amount is  received  (a  "distribution").  This is commonly referred to as "tax  deferral".  A  distribution  can be in the form of a lump sum payment  including  payment of a
Death Benefit,  or in annuity  payments under one of the annuity payment  options.  Certain other  transactions may qualify as a distribution and be subject to taxation.

Entity  Ownership:  If the Annuity is owned by an entity and is not a Qualified  Contract,  generally  the Owner of the  Annuity  must  currently  include  any  increase  in the value of the  Annuity  during a tax year in its gross income.  An  exception  from  current  taxation  applies  for  annuities  held by an  employer  with  respect  to a terminated  tax-qualified  retirement  plan, a trust holding an annuity as an agent for a natural  person,  or by a decedent's  estate by reason of the death of the  decedent.  A  tax-exempt  entity for Federal tax purposes may not be subject to income tax as a result of this provision.

HOW ARE DISTRIBUTIONS TAXED?
Distributions from an Annuity are taxed as ordinary income and not as capital gains.

Distributions Before Annuitization:  Distributions  received before annuity payments begin are generally treated as coming first from "income on the contract" and then as a return of the  "investment  in the  contract".  The amount of any  distribution  that is treated as receipt of "income on the contract" is includible in the taxpayer's  gross income  and  taxable  in the year it is  received.  The  amount  of any  distribution  treated  as a return  of the
"investment in the contract" is not includible in gross income.

|X|      "Income on the contract" is calculated by  subtracting  the  taxpayer's  "investment in the contract" from the aggregate value of all "related contracts" (discussed below).
|X|      "Investment in the contract" is equal to total  purchase  payments for all "related  contracts"  minus any previous  distributions  or  portions  of such  distributions  from  such  "related  contracts"  that were not includible  in gross  income.  "Investment  in the  contract"  may be  affected  by  whether an annuity or any
     "related  contract"  was purchased as part of a tax-free  exchange of life  insurance,  endowment,  or annuity contracts  under Section 1035 of the Code. The  "investment in the contract" for a Qualified  Contract will be considered zero for tax reporting purposes.

Distributions  After  Annuitization:  A portion of each annuity payment  received on or after the Annuity Date will generally be taxable.  The taxable  portion of each annuity  payment is determined  by a formula which  establishes the ratio that the  "investment in the contract"  bears to the total value of annuity  payments to be made. This is called the  "exclusion  ratio." The  investment in the contract is excluded  from gross  income.  Any portion of an annuity  payment  received  that exceeds the  exclusion  ratio will be entirely  includible  in gross  income.  The formula for  determining  the exclusion ratio differs  between fixed and variable  annuity  payments.  When annuity payments  cease  because of the death of the  person  upon whose  life  payments  are based and,  as of the date of death,  the amount of annuity  payments  excluded from taxable  income by the  exclusion  ratio does not exceed the
"investment in the contract,"  then the remaining  portion of unrecovered  investment may be allowed as a deduction on the decedent's final income tax return.

Penalty Tax on Distributions: Generally, any distribution from an annuity not used in conjunction with a
Qualified Contract (Qualified Contracts are discussed below) is subject to a penalty equal to 10% of the amount includible in gross income.  This penalty does not apply to certain distributions, including:
|X|      Distributions made on or after the taxpayer has attained age 591/2;
|X|      Distributions  made on or after the death of the contract owner, or, if the owner is an entity,  the death of the annuitant;
|X|      Distributions attributable to the taxpayer's becoming disabled;
|X|      Distributions  which are part of a series of substantially  equal periodic  payments for the life (or life expectancy) of the taxpayer (or the joint lives of the taxpayer and the taxpayer's designated beneficiary);
|X|      Distributions  of amounts  which are treated as  "investments  in the  contract"  made prior to August 14,
     1982;
|X|      Payments under an immediate annuity as defined in the Code;
|X|      Distributions under a qualified funding asset under Code Section 130(d); or
|X|      Distributions  from an annuity  purchased by an employer on the  termination  of a qualified  pension plan that is held by the employer until the employee separates from service.

Special rules  applicable to "related  contracts":  Contracts issued by the same insurer to the same contract owner within the same calendar year (other than certain  contracts owned in connection  with a  tax-qualified  retirement arrangement)  are to be treated as one annuity  contract  when  determining  the taxation of  distributions  before annuitization.  We refer to these contracts as "related  contracts." In situations  involving  related contracts we believe  that the values  under such  contracts  and the  investment  in the  contracts  will be added  together to determine the proper taxation of a distribution  from any one contract  described under the section  "Distributions before  Annuitization."  Generally,  distributions  will be treated as coming  first  from  income on the  contract until all of the income on all such related  contracts is withdrawn,  and then as a return of the investment in the contract.  There is some  uncertainty  regarding  the  manner in which the  Internal  Revenue  Service  would  view related  contracts when one or more contracts are immediate  annuities or are contracts that have been  annuitized.
The Internal  Revenue  Service has not issued  guidance  clarifying  this issue as of the date of this  Prospectus.
You are particularly cautioned to seek advice from your own tax advisor on this matter.

Special  concerns  regarding   "substantially  equal  periodic  payments":   (also  known  as  "72(t)"  or  "72(q)"
distributions)  Any  modification to a program of distributions  which are part of a series of substantially  equal periodic  payments  that occur before the later of the  taxpayer  reaching age 59 1/2or five (5) years from the first of such  payments will result in the  requirement  to pay the 10%  premature  distribution  penalty that would have been due had the  payments  been  treated  as  subject  to the 10%  premature  distribution  penalty  in the  years received,  plus  interest.  This  does not  apply  when  the  modification  is by  reason  of death or  disability.
American Skandia does not currently support a section 72(q) program.

Special concerns regarding immediate  annuities:  The Internal Revenue Service has ruled that the immediate annuity exception to the 10% penalty described above under "Penalty Tax on  Distributions"  for  "non-qualified"  immediate annuities as defined under the Code may not apply to annuity  payments under a contract  recognized as an immediate annuity  under state  insurance  law obtained  pursuant to an exchange of a contract if: (a) purchase  payments for the  exchanged  contract  were  contributed  or deemed to be  contributed  more than one year prior to the  annuity starting date under the immediate  annuity;  and (b) the annuity  payments under the immediate  annuity do not meet the requirements of any other exception to the 10% penalty.

Special  rules in relation to tax-free  exchanges  under  Section  1035:  Section 1035 of the Code permits  certain tax-free exchanges of a life insurance,  annuity or endowment  contract for an annuity.  If an annuity is purchased through a tax-free exchange of a life insurance,  annuity or endowment  contract that was purchased prior to August
14, 1982, then any distributions other than as annuity payments will be considered to come:
First,  from the amount of  "investment  in the  contract"  made prior to August 14,  1982 and  exchanged  into the annuity;
Then,  from any "income on the contract"  that is  attributable  to the purchase  payments made prior to August 14,
1982 (including income on such original purchase payments after the exchange);
Then, from any remaining "income on the contract"; and
Lastly, from the amount of any "investment in the contract" made after August 13, 1982.

Therefore,  to the extent a  distribution  is equal to or less than the  remaining  investment in the contract made prior to August 14, 1982, such amounts are not included in taxable  income.  Further,  distributions  received that are  considered to be a return of investment on the contract from purchase  payments made prior to August 14, 1982, such  distributions are not subject to the 10% tax penalty.  In all other respects,  the general  provisions of the
Code apply to distributions from annuities obtained as part of such an exchange.

Partial  surrenders  may be treated in the same way as  tax-free  1035  exchanges  of entire  contracts,  therefore avoiding  current  taxation  of any  gains  in the  contract  as well as the 10% IRS tax  penalty  on  pre-age  59 1/2 withdrawals.  The IRS has reserved the right to treat  transactions  it considers  abusive as  ineligible  for this favorable  partial 1035  exchange  treatment.  We do not know what  transactions  may be  considered  abusive.  For example,  we do not know how the IRS may view early withdrawals or annuitizations  after a partial exchange.  As of the date of this  prospectus,  we will treat a partial  surrender of this type  involving a  non-qualified  annuity contract as a "tax-free" exchange for future tax reporting  purposes,  except to the extent that we, as a reporting and  withholding  agent,  believe that we would be expected to deem the  transaction to be abusive.  However,  some insurance  companies  may not  recognize  these  partial  surrenders  as tax-free  exchanges and may report them as taxable  distributions  to the extent of any gain  distributed  as well as  subjecting  the taxable  portion of the distribution  to the 10% IRS early  distribution  penalty.  We strongly urge you to discuss any transaction of this type with your tax advisor before proceeding with the transaction.

There is no guidance  from the Internal  Revenue  Service as to whether a partial  exchange  from a life  insurance contract is eligible for  non-recognition  treatment  under  Section 1035 of the Code. We will continue to report a partial  surrender  of a life  insurance  policy as  subject  to current  taxation  to the  extent of any gain.  In addition,  please be cautioned  that no specific  guidance has been provided as to the impact of such a transaction on the  remaining  life  insurance  policy,  particularly  as to the  subsequent  methods  to be used  to test  for compliance  under the Code for both the  definition of life  insurance and the  definition of a modified  endowment contract.

WHAT TAX CONSIDERATIONS ARE THERE FOR TAX-QUALIFIED RETIREMENT PLANS OR QUALIFIED CONTRACTS?
An annuity may be  suitable as a funding  vehicle for various  types of  tax-qualified  retirement  plans.  We have provided  summaries  below of the types of  tax-qualified  retirement  plans  with  which we may issue an  Annuity.
These summaries provide general  information  about the tax rules and are not intended to be complete  discussions.
The tax rules  regarding  qualified plans are complex.  These rules may include  limitations on  contributions  and restrictions on  distributions,  including  additional  taxation of  distributions  and additional  penalties.  The terms and conditions of the  tax-qualified  retirement plan may impose other  limitations and restrictions that are in  addition  to the  terms of the  Annuity.  The  application  of these  rules  depends  on  individual  facts and circumstances.  Before  purchasing an Annuity for use in a qualified plan, you should obtain  competent tax advice, both as to the tax treatment and  suitability  of such an  investment.  American  Skandia does not offer all of its annuities to all of these types of tax-qualified retirement plans.

Corporate Pension and  Profit-sharing  Plans:  Annuities may be used to fund employee benefits of various corporate pension and  profit-sharing  plans  established by corporate  employers  under Section 401(a) of the Code including
401(k) plans.  Contributions  to such plans are not taxable to the employee until  distributions  are made from the retirement  plan.  The  Code  imposes  limitations  on the  amount  that  may be  contributed  and  the  timing  of distributions.  The tax treatment of distributions  is subject to special  provisions of the Code, and also depends on the  design  of the  specific  retirement  plan.  There  are  also  special  requirements  as to  participation, nondiscrimination, vesting and nonforfeitability of interests.

H.R. 10 Plans:  Annuities  may also be used to fund  benefits of  retirement  plans  established  by  self-employed individuals  for  themselves  and their  employees.  These are commonly  known as "H.R. 10 Plans" or "Keogh Plans".
These plans are subject to most of the same types of limitations and requirements as retirement  plans  established by corporations.  However, the exact limitations and requirements may differ from those for corporate plans.

Tax Sheltered  Annuities:  Under Section  403(b) of the Code, a tax  sheltered  annuity  ("TSA") is a contract into which  contributions  may be made by certain  qualifying  employers such as public schools and certain  charitable, educational and scientific  organizations  specified in Section 501(c)(3) for the benefit of their employees.  Such contributions  are not taxable to the employee until  distributions  are made from the TSA. The Code imposes limits on contributions, transfers and distributions.  Nondiscrimination requirements also apply.

Section 457 Plans:  Under Section 457 of the Code,  deferred  compensation  plans  established by governmental  and certain  other  tax  exempt  employers  for their  employees  may  invest in  annuity  contracts.  The Code  limits contributions and distributions,  and imposes  eligibility  requirements as well.  Contributions are not taxable to employees  until  distributed  from the plan.  However,  plan assets  remain the  property of the  employer and are subject to the claims of the employer's  general  creditors until such assets are made available to participants or their beneficiaries.

Individual  Retirement  Arrangements or "IRAs":  Section 408 of the Code allows eligible individuals to maintain an individual  retirement  account or individual  retirement  annuity ("IRA").  IRAs are subject to limitations on the amount that may be contributed,  the  contributions  that may be deducted from taxable income,  the persons who may be  eligible  to  establish  an IRA and the time when  distributions  must  commence.  Further,  an Annuity  may be
established  with  "roll-over"   distributions  from  certain  tax-qualified  retirement  plans  and  maintain  the tax-deferred status of these amounts.

Roth  IRAs:  A form  of IRA is  also  available  called  a  "Roth  IRA".  Contributions  to a Roth  IRA are not tax
deductible.  However,  distributions  from a Roth IRA are free from Federal income taxes and are not subject to the
10% penalty tax if five (5) tax years have passed since the first  contribution  was made or any conversion  from a traditional  IRA was made and the  distribution  is made (a) once the  taxpayer  is age 59 1/2or older,  (b) upon the death or disability  of the  taxpayer,  or (c) for qualified  first-time  home buyer  expenses,  subject to certain limitations.  Distributions  from a Roth IRA that are not  "qualified" as described above may be subject to Federal income and penalty taxes.

Purchasers  of IRAs and Roth IRAs will  receive a special  disclosure  document,  which  describes  limitations  on eligibility,  contributions,  transferability  and  distributions.  It also  describes the  conditions  under which distributions  from IRAs and qualified  plans may be rolled over or  transferred  into an IRA or another  qualified plan, on a tax-deferred  basis and the conditions  under which  distributions  from  traditional IRAs may be rolled over to, or the traditional IRA itself may be converted into, a Roth IRA.

SEP IRAs:  Eligible  employers  that meet  specified  criteria may establish  Simplified  Employee  Pensions or SEP
IRAs.  Employer  contributions  that may be made to  employee  SEP IRAs are  larger  than the  amounts  that may be contributed to other IRAs, and may be deductible to the employer.

HOW ARE DISTRIBUTIONS FROM QUALIFIED CONTRACTS TAXED?
Distributions  from  Qualified  Contracts are generally  taxed under Section 72 of the Code.  Under these rules,  a portion  of each  distribution  may be  excludable  from  income.  The  excludable  amount is the  proportion  of a distribution  representing  after-tax  contributions.  Generally,  a 10% penalty tax applies to the taxable portion of a  distribution  from a Qualified  Contract made prior to age 59 1/2.  However,  the 10% penalty tax does not apply when the distribution:
|X|      is part of a properly executed transfer to another IRA or another eligible qualified account;
|X|      is subsequent  to the death or  disability  of the taxpayer (for this purpose  disability is as defined in
     Section 72(m)(7) of the Code);
|X|      is part of a  series  of  substantially  equal  periodic  payments  to be paid not  less  frequently  than annually  for the  taxpayer's  life or life  expectancy  or for the joint  lives or life  expectancies  of the taxpayer and a designated beneficiary;
|X|      is subsequent to a separation from service after the taxpayer attains age 55*;
|X|      does not exceed the employee's allowable deduction in that tax year for medical care*;
|X|      is made to an alternate payee pursuant to a qualified domestic relations order*; and
|X|      is made pursuant to an IRS levy.

The exceptions  above which are followed by an asterisk (*) do not apply to IRAs.  Certain other  exceptions may be available.

Minimum  Distributions  after  age 70 1/2:  A  participant's  interest  in a  Qualified  Contract  must  generally  be distributed,  or begin to be  distributed,  by the  "required  beginning  date".  This is April 1st of the calendar year following the later of:
|X|      the calendar year in which the individual attains age 70 1/2; or
|X|      the calendar  year in which the  individual  retires from service with the employer  sponsoring  the plan.
      The retirement option is not available to IRAs.

The IRS has released  Treasury  regulations  containing new Minimum  Distribution  rules.  Under the new rules, the
Minimum  Distribution  amount  will be lower  for the vast  majority  of  individuals.  For  Minimum  Distributions required in 2002 and beyond, the individual may utilize the 2002 Final Regulations,  the 2001 Proposed  Regulations
or the 1987 Proposed Regulations.

Under the new Minimum  Distribution  rules, a uniform life  expectancy  table will be utilized by all  participants except those with a spouse who is more than ten (10) years  younger  than the  participant.  In that case,  the new rules permit the participant to utilize the actual life  expectancies  of the  participant and the spouse.  In most cases,  the  beneficiary  may be  changed  during  the  participant's  lifetime  with  no  affect  on  the  Minimum
Distributions.  At death,  the designated  Beneficiary may generally take Minimum  Distributions  over his/her life expectancy or in a lump sum.

If the amount  distributed is less than the minimum required  distribution for the year, the participant is subject to a 50% tax on the amount that was not  properly  distributed.  Because of the many recent  changes to the Minimum
Distribution rules, we strongly encourage you to consult with your tax advisor for more detailed information.

                                            GENERAL TAX CONSIDERATIONS

Federal  Income Tax  Withholding:  Section 3405 of the Code  provides  for Federal  income tax  withholding  on the portion of a  distribution  which is  includible  in the gross  income of the  recipient.  Amounts  to be  withheld depend upon the nature of the  distribution.  However,  under most  circumstances a recipient may elect not to have income taxes withheld or have income taxes  withheld at a different  rate by filing a completed  election form with
us.

Certain  distributions,  known as  eligible  rollover  distributions,  from  Qualified  Contracts,  are  subject to automatic  20%  withholding  for Federal  income  taxes.  The  following  distributions  are not eligible  rollover distributions and not subject to 20% withholding::
|X|      any portion of a distribution paid as a Minimum Distribution;
|X|      direct transfers to the trustee of another retirement plan;
|X|      distributions from an individual retirement account or individual retirement annuity;
|X|      distributions  made as  substantially  equal  periodic  payments  for the life or life  expectancy  of the participant  in the  retirement  plan or the  life  or life  expectancy  of  such  participant  and his or her designated beneficiary under such plan;
|X|      distributions  that are part of a series of  substantial  periodic  payments  pursuant to Section 72(q) or
     72(t) of the Code; and
|X|      certain other distributions where automatic 20% withholding may not apply.

Loans,  Assignments and Pledges:  Any amount  received  directly or indirectly as a loan from, or any assignment or pledge of any portion of the value of, an annuity before  annuity  payments have begun is treated as a distribution subject  to  taxation  under the  distribution  rules  set  forth  above.  Any gain in an  annuity  on or after the assignment  or pledge of an entire  annuity  and while such  assignment  or pledge  remains in effect is treated as
"income on the contract" in the year in which it is earned.  For annuities not issued as Qualified  Contracts,  the cost basis of the annuity is increased by the amount of any  assignment or pledge  includible in gross income.  The cost basis is not affected by any  repayment of any loan for which the annuity is  collateral  or by payment of any interest thereon.

Gifts:  The gift of an annuity to someone  other  than the  spouse of the owner (or  former  spouse  incident  to a divorce) is treated, for income tax purposes, as a distribution.

Estate and Gift Tax  Considerations:  You should obtain  competent tax advice with respect to possible  federal and state estate and gift tax consequences flowing from the ownership and transfer of annuities.

Generation-Skipping  Transfers:  Under  the  Code  certain  taxes  may be due  when  all or part of an  annuity  is transferred  to, or a death benefit is paid to, an  individual  two or more  generations  younger than the contract holder.  These  generation-skipping  transfers  generally  include  those  subject  to  federal  estate or gift tax rules.  There is an  aggregate  $1.1 million  exemption  from taxes for all such  transfers.  We may be required to determine  whether a transaction  is a direct skip as defined in the Code and the amount of the  resulting  tax. We will  deduct from your  Annuity or from any  applicable  payment  treated as a direct skip any amount of tax we are required to pay.

Considerations  for  Contingent  Annuitants:  There may be  adverse  tax  consequences  if a  contingent  annuitant succeeds an annuitant  when the Annuity is owned by a trust that is neither tax exempt nor  qualifies for preferred treatment under certain sections of the Code. In general,  the Code is designed to prevent  indefinite  deferral of tax.  Continuing  the  benefit of tax  deferral  by naming one or more  contingent  annuitants  when the Annuity is owned by a  non-qualified  trust might be deemed an attempt to extend the tax  deferral for an  indefinite  period.
Therefore,  adverse tax treatment may depend on the terms of the trust,  who is named as contingent  annuitant,  as well as the  particular  facts and  circumstances.  You should  consult your tax advisor before naming a contingent annuitant if you expect to use an Annuity in such a fashion.

                                                GENERAL INFORMATION

REPORTS TO YOU
We send any  statements  and reports  required by applicable law or regulation to you at your last known address of record.  You should  therefore  give us prompt notice of any address  change.  We reserve the right,  to the extent permitted  by law  and  subject  to  your  prior  consent,  to  provide  any  prospectus,  prospectus  supplements, confirmations,  statements  and reports  required  by  applicable  law or  regulation  to you through our  Internet
Website at  http://www.americanskandia.com  or any other electronic means,  including diskettes or CD ROMs. We send a  confirmation  statement  to you  each  time a  transaction  is made  affecting  Account  Value,  such as  making additional Purchase Payments,  transfers,  exchanges or withdrawals.  We also send quarterly  statements  detailing the activity affecting your Annuity during the calendar quarter.  We may confirm regularly  scheduled  transactions in quarterly  statements  instead of  confirming  them  immediately.  You should  review the  information  in these statements  carefully.  You may  request  additional  reports.  We  reserve  the right to charge up to $50 for each such additional report.

Any  errors or  corrections  on  transactions  for your  Annuity  must be  reported  to us at our Office as soon as possible to assure proper accounting to your Annuity.  For transactions that are confirmed  immediately,  we assume all  transactions  are  accurate  unless  you  notify us  otherwise  within 30 days from the date you  receive  the confirmation.  For  transactions  that are first confirmed on the quarterly  statement,  we assume all transactions are  accurate  unless  you  notify us  within  30 days  from the date you  receive  the  quarterly  statement.  All transactions  confirmed  immediately or by quarterly  statement are deemed  conclusive after the applicable  30-day period. We may also send an annual report and a semi-annual  report  containing  applicable  financial  statements, as of December 31 and June 30, respectively,  to Owners or, with your prior consent,  make such documents available electronically through our Internet Website or other electronic means.

WHO IS AMERICAN SKANDIA?
American Skandia Life Assurance  Corporation  ("American  Skandia") is a stock life insurance  company domiciled in
Connecticut  with  licenses  in all 50 states and the  District of  Columbia.  American  Skandia is a  wholly-owned subsidiary  of  American  Skandia,  Inc.,  whose  ultimate  parent is Skandia  Insurance  Company  Ltd.,  a Swedish company.  American  Skandia  markets its products to  broker-dealers  and  financial  planners  through an internal field  marketing  staff.  In  addition,  American  Skandia  markets  through  and  in  conjunction  with  financial institutions such as banks that are permitted directly, or through affiliates, to sell annuities.

American  Skandia is in the business of issuing variable  annuity and variable life insurance  contracts.  American
Skandia currently offers the following  products:  (a) flexible premium deferred annuities and single premium fixed deferred  annuities  that are  registered  with the SEC; (b) certain other fixed  deferred  annuities  that are not registered  with the SEC; (c) both fixed and variable  immediate  adjustable  annuities;  and (d) a single  premium variable  life  insurance  policy that is registered  with the SEC. No company other than American  Skandia has any legal responsibility to pay amounts that it owes under its variable annuity and variable life insurance contracts.

Separate Account D
Our  investments  are  subject to the  requirements  of  applicable  state laws.  Such laws  address the nature and quality of  investments,  as well as the  percentage  of our assets  which we may  commit to a  particular  type of investment.  Subject to certain limitations and  qualifications,  such laws generally permit investment in federal, state and municipal obligations,  corporate bonds,  preferred and common stock, real estate mortgages,  real estate and certain other investments.

Assets supporting the annuities are accounted for in one or more non-unitized  separate accounts  established by us under the laws of the State of  Connecticut.  Such  separate  accounts  may contain  assets from  various  types of annuities  we offer,  the  assets of which are  permitted  to be held in such  accounts  under  applicable  law and regulation.  Neither you nor the owner of any  underlying  group  Annuity  participate  in the  performance  of the assets  through any unit values in such a  non-unitized  separate  account.  There are no discrete units for such a separate account.  Contracts do not represent units of ownership of assets belonging to this separate account.

We own the assets in each separate  account.  The assets  accrue  solely to our benefit.  Neither you nor any group
Contract  owner  participate  in the  investment  gain or loss from assets  belonging to such separate  account(s).
Such gain or loss accrues solely to us.

We  believe  that the  assets  equal to the  reserve  and  other  liabilities  of such  separate  accounts  are not chargeable with  liabilities  arising from our other business if so stated in our annuity  contract and certificate forms.  We have obtained  approval in each  jurisdiction  in which our annuities are available for sale of language stating that:

                  (A)      Income,  gains and losses,  whether or not realized,  from assets  allocated to any such separate  account are  credited to or charged  against  such  separate  account  without regard to our other income, gains or losses;

                  (B)      Assets equal to the reserves and other  liabilities  of such  separate  accounts are not chargeable  with  liabilities  that arise from any  business we conduct  other than from the operation of the Annuities or other  annuities  which are supported by such separate accounts; and

                  (C)      We have the right to  transfer  to our  general  account  any  assets  of such  separate account which are in excess of such reserves and other liabilities.

All benefits  attributable to Contracts and interests  purchased in the group contracts are contract  guarantees we make and are accounted for in the separate  account(s).  However,  all of our general  account assets are available to meet our obligations under the Contracts.

ADMINISTRATION OF TRANSACTIONS
In  administering  transactions,  we may  require  presentation  of  proper  identification  prior  to  processing, including the use of a personal  identification  number ("PIN") issued by us, prior to accepting any instruction by telephone  or other  electronic  means.  We forward your PIN to you shortly  after your  Annuity is issued.  To the extent  permitted by law or  regulation,  neither we or any person  authorized  by us will be  responsible  for any claim,  loss,  liability  or expense in  connection  with a switch to an  alternate  Guarantee  Period or any other transaction  for  which we  accept  instructions  by  telephone  if we or such  other  person  acted  on  telephone instructions in good faith in reliance on your telephone  instruction  authorization  and on reasonable  procedures to  identify  persons so  authorized  through  verification  methods  which may  include a request  for your Social
Security  or tax I.D.  number or a  personal  identification  number  (PIN) as  issued by us. We may be liable  for losses due to unauthorized or fraudulent instructions should we not follow such reasonable procedures.

AGE LIMITS
Both you and the Annuitant, if you are not the Annuitant, must be less than 85 years of age on the Contract Date.

ASSIGNMENTS OR PLEDGES
Generally,  your rights in a Contract may be assigned or pledged for loans at any time.  However,  these rights may be limited  depending  on your use of the Annuity.  The  assignment  and/or loan  proceeds may be subject to income taxes and certain  penalty taxes (see "Certain Tax  Considerations").  You may assign your rights to another person at any  time,  during  the  Annuitant's  lifetime.  You  must  give  us a copy of the  assignment  In  Writing.  An assignment is subject to our  acceptance.  Prior to receipt of this notice,  we will not be deemed to know of or be obligated under the assignment prior to our receipt and acceptance  thereof.  We assume no  responsibility  for the validity or sufficiency of any assignment.

MISSTATEMENT OF AGE OR SEX
If the age and/or  sex of the  Annuitant  has been  misstated,  we make  adjustments  to conform to the facts.  Any underpayments  by us will be remedied on the next payment  following  correction.  Any  overpayments  by us will be charged against future amounts payable by us under your annuity.

CONTRACT MODIFICATION
We reserve  the right to make  changes  that are  necessary  to maintain  the tax status of the  Annuity  under the
Internal  Revenue  Code  and/or make  changes  required  by any change in other  Federal or state laws  relating to retirement  annuities or annuity  contracts.  Where required by law or  regulation,  approval of the contract owner will be obtained prior to any such change.

INVESTMENT MANAGEMENT
We currently  employ  investment  managers to manage the assets  maintained  in Separate  Account D supporting  the
Guaranteed  Maturity  Annuity.  Each manager we employ is  responsible  for  investment  management  of a different portion of Separate  Account D. From time to time  additional  investment  managers  may be employed or  investment managers  may cease being  employed.  We are under no  obligation  to employ or  continue to employ any  investment manager(s) and have sole discretion over the investment managers we retain.

CURRENT INVESTMENT GUIDELINES
Some of the guidelines of our current  investment  strategy are outlined  below.  However,  we are not obligated to invest  according to this or any other strategy  except as may be required by Connecticut and other state insurance laws.

Our current guidelines for the portfolio of investments in any non-unitized  separate account include,  but are not limited to the following:

1.  Investments  may be made in cash; debt  securities  issued by the United States  Government or its agencies and instrumentalities;  money market  instruments;  short,  intermediate and long-term corporate  obligations;  private placements; asset-backed obligations; and municipal bonds.

2. At the time of  purchase,  fixed  income  securities  will be in one of the top  four  generic  lettered  rating classifications  as  established  by a nationally  recognized  statistical  rating  Organization  ("NRSRO") such as
Standard & Poor's or Moody's  Investor  Services,  Inc.  or any Should a fixed  income  security  fall below one of these  top four  generic  lettered  rating  classifications  subsequent  to  purchase,  we may or may not sell such security.  We may change these guidelines at any time.

DISTRIBUTION
American  Skandia  Marketing,  Incorporated,  a  wholly-owned  subsidiary of American  Skandia,  Inc.,  acts as the principal  underwriter of the Annuities.  ASM, Inc.'s principal  business address is One Corporate Drive,  Shelton,
Connecticut 06484.  ASM, Inc. is a member of the National Association of Securities Dealers, Inc. ("NASD").

ASM, Inc. will enter into distribution  agreements with certain broker-dealers  registered under the Securities and
Exchange  Act of 1934 or with  entities  which  may  otherwise  offer  the  Annuities  that are  exempt  from  such registration.  Under such  distribution  agreements such  broker-dealers or entities may offer Annuities to persons who have  established an account with the  broker-dealer  or the entity.  In addition,  ASM, Inc. may solicit other eligible  groups and certain  individuals.  The maximum  concession  to be paid on  premiums  received is 6.0%.  We reserve the right to provide  higher levels of  compensation  for the sale of Contracts  when  Participants  select initial Guarantee Periods with longer durations than we pay in relation to shorter initial Guarantee Periods.

As of the date of this  Prospectus,  we were  promoting  the sale of our products and  solicitation  of  additional purchase payments,  where applicable,  for our products,  including  contracts offered pursuant to this Prospectus, through a program of  non-cash  rewards to  registered  representatives  of  participating  broker-dealers.  We may withdraw or alter this promotion at any time.

LEGAL EXPERTS
The Counsel of American  Skandia  Life  Assurance  Corporation  has passed on on the legal  matters with respect to
Federal laws and  regulations  applicable to the issue and sale of the  Annuities  and with respect to  Connecticut law.

LEGAL PROCEEDINGS
As of the date of this Prospectus,  American  Skandia and its affiliates are not involved in any legal  proceedings outside of the  ordinary  course of  business.  American  Skandia and its  affiliates  are  involved in pending and threatened legal proceedings in the normal course of its business,  however,  we do not anticipate that the outcome of any such legal  proceedings will have a material adverse affect on the Separate Account,  or American  Skandia's ability to meet its obligations under the Annuity, or on the distribution of the Annuity.

EXPERTS
The  consolidated  financial  statements of American  Skandia Life  Assurance  Corporation at December 31, 2001 and
2000, and for the years then ended,  appearing in this Prospectus and  Registration  Statement have been audited by
Ernst & Young LLP,  independent  auditors,  as set forth in their report thereon appearing elsewhere herein,  which is  included in  reliance  upon such report  given upon the  authority  of such firm as experts in  accounting  and auditing.

INDEMNIFICATION
Insofar  as  indemnification  for  liabilities  arising  under  the  Securities  Act of 1933  may be  permitted  to directors,  officers or persons  controlling the registrant  pursuant to the foregoing  provisions,  the registrant has been informed that in the opinion of the Securities and Exchange  Commission  such  indemnification  is against public policy as expressed in the Act and is therefore unenforceable.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
To the  extent  and only to the  extent  that any  statement  in a document  incorporated  by  reference  into this
Prospectus  is  modified or  superseded  by a statement  in this  Prospectus  or in a  later-filed  document,  such statement is hereby deemed so modified or  superseded  and not part of this  Prospectus.  The Annual Report on Form
10-K for the year ended  December 31, 2001  previously  filed by the Company with the SEC under the Exchange Act is incorporated by reference in this Prospectus.

We will  furnish  you  without  charge a copy of any or all of the  documents  incorporated  by  reference  in this
Prospectus,  including any exhibits to such documents which have been  specifically  incorporated by reference.  We will do so upon receipt of your written or oral request.

HOW TO CONTACT US
You can contact us by:
|X|      calling our Customer  Service Team at  1-800-752-6342  during our normal business hours,  8:30 a.m. EST to
       8:00 p.m.  EST,  Monday  through  Friday,  or  Skandia's  Telephone  Automated  Response  System  (STARS) at
       1-800-766-4530.
|X|      writing to us via regular  mail at  American  Skandia - Variable  Annuities,  P.O.  Box 7040,  Bridgeport,
       Connecticut  06601-7040  OR for express mail American  Skandia - Variable  Annuities,  One Corporate  Drive,
       Shelton,  Connecticut  06484.  NOTE: Failure to send mail to the proper address may result in a delay in our receiving and processing your request.
|X|      sending   an   email   to    customerservice@skandia.com    or   visiting   our   Internet    Website   at
       www.americanskandia.com
|X|      accessing information about your Annuity through our Internet Website at www.americanskandia.com

You  can  obtain  account  information  through  Skandia's  Telephone  Automated  Response  System  (STARS)  and at
www.americanskandia.com,  our Internet  Website.  Our Customer  Service  representatives  are also available during business hours to provide you with information  about your account.  You can request certain  transactions  through our telephone voice response system,  our Internet Website or through a customer  service  representative.  You can provide  authorization for a third party,  including your  attorney-in-fact  acting pursuant to a power of attorney or an  investment  professional,  to access your  account  information  and perform  certain  transactions  on your account.  You will need to complete a form  provided by us which  identifies  those  transactions  that you wish to authorize via telephonic  and electronic  means and whether you wish to authorize a third party to perform any such transactions.  We  require  that  you or  your  representative  provide  proper  identification  before  performing transactions  over the  telephone  or through our  Internet  Website.  This may  include a Personal  Identification
Number  (PIN) that will be  provided  to you upon issue of your  Annuity or you may  establish  or change  your PIN through  STARS and at  www.americanskandia.com,  our  Internet  Website.  Any third  party  that you  authorize  to perform financial transactions on your account will be assigned a PIN for your account.

Transactions  requested  via telephone are  recorded.  To the extent  permitted by law, we will not be  responsible for any claims,  loss,  liability  or expense in  connection  with a  transaction  requested  by telephone or other electronic means if we acted on such transaction  instructions  after following  reasonable  procedures to identify those persons  authorized to perform  transactions on your Annuity using  verification  methods which may include a request for your Social  Security  number,  PIN or other form of  electronic  identification.  We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.

American Skandia does not guarantee access to telephonic,  facsimile,  Internet or any other electronic information or that we will be able to accept  transaction  instructions  via such means at all times.  Regular  and/or express mail will be the only means by which we will accept transaction instructions when telephonic,  facsimile,  Internet or any other  electronic means are unavailable or delayed.  American Skandia reserves the right to limit,  restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time.

FINANCIAL STATEMENTS
The  consolidated  financial  statements  which follow in Appendix A are those of American  Skandia Life  Assurance
Corporation  as of December  31, 2001 and 2000,  and for each of the three years in the period  ended  December 31,
2001.

                                                    APPENDIXES

                APPENDIX A Financial INFORMATION about American Skandia Life Assurance Corporation

                                APPENDIX B ILLUSTRATION OF MARKET VALUE ADJUSTMENT

                                   APPENDIX C ILLUSTRATION OF INTEREST CREDITING

                                     APPENDIX A - FINANCIAL INFORMATION ABOUT
                                    AMERICAN SKANDIA LIFE ASSURANCE CORPORATION

SELECTED FINANCIAL DATA

The following table summarizes information with respect to the operations of the Company:

(table in thousands)                                         For the Year Ended December 31,
                                              2001          2000           1999          1998          1997
                                              ----          ----           ----          ----          ----
STATEMENT OF OPERATIONS DATA
Revenues:
Annuity and life insurance charges and fee$*   378,693  $    424,578   $    289,989  $    186,211  $    121,158
Fee income                                     111,196       130,610         83,243        50,839        27,593
Net investment income                           20,126        11,656         10,441        11,130         8,181
Premium income and other revenues                3,368         4,778          3,688         1,360         1,082
                                          ------------  ------------   ------------  ------------  ------------

Total revenues                            $    513,383  $    571,622   $    387,361  $    249,540  $    158,014
                                          ============  ============   ============  ============  ============

Benefits and Expenses:
Annuity and life insurance benefits       $      1,955  $        751   $        612  $        558  $      2,033
Change in annuity and life insurance
     policy reserves                           (39,898)       45,018          3,078         1,053            37
Cost of minimum death benefit                        -             -          2,945         5,144         4,545
reinsurance
Return credited to contractowners               16,833         9,046         (1,639)       (8,930)       (2,018)
Underwriting, acquisition and other
     insurance expenses                        420,802       335,213        206,350       167,790        90,496
Interest expense                                73,424        85,998         69,502        41,004        24,895
                                          ------------  ------------   ------------  ------------  ------------

Total benefits and expenses               $    473,116  $    476,026   $    280,848  $    206,619  $    119,988
                                          ============  ============   ============  ============  ============

Income tax expense                        $      7,168  $     30,779   $     30,344  $      8,154  $     10,478
                                          ============  ============   ============  ============  ============

Net income                                $     33,099  $     64,817   $     76,169  $     34,767  $     27,548
                                          ============  ============   ============  ============  ============

STATEMENT OF FINANCIAL CONDITION DATA
Total Assets                              $ 28,036,860  $ 31,702,705   $ 30,881,579  $ 18,848,273  $ 12,894,290
                                          ============  ============   ============  ============  ============

Future fees payable to parent             $    797,055  $    934,410   $    576,034  $    368,978  $    233,034
                                          ============  ============   ============  ============  ============

Surplus Notes                             $    144,000  $    159,000   $    179,000  $    193,000  $    213,000
                                          ============  ============   ============  ============  ============

Shareholder's Equity                      $    577,668  $    496,911   $    359,434  $    250,417  $    184,421
                                          ============  ============   ============  ============  ============

*        On annuity and life insurance sales of $3,834,167,  $8,216,167,  $6,862,968,  $4,159,662,  and $3,697,990,
     during the years ended December 31, 2001, 2000, 1999, 1998 and 1997,  respectively,  with contractowner assets under management of $26,017,847,  $29,751,822,  $29,396,693,  $17,854,761, and $12,119,191, as of December 31,
     2001, 2000, 1999, 1998, and 1997, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management's  Discussion  and  Analysis  of  Financial  Condition  and  Results  of  Operations  should  be read in conjunction with the consolidated financial statements and the notes thereto and Item 6, Selected Financial Data.

Results of Operations
---------------------

Annuity and life insurance  sales  decreased 53% in 2001 to  $3,834,167,000  as compared to a 20% increase in 2000.
The decrease in sales in 2001 was consistent  with the general  decline in sales  throughout  the variable  annuity industry,  attributed  in large part to the decline in the equity  markets.  The sales growth in 2000 was driven by significant  sales volume in the first quarter of 2000 due to the strong equity market  performance.  However,  the decline in the equity  markets  during the  remainder of the year  negatively  impacted  sales as the first quarter level of sales was not  sustained.  The  Company has  announced  its  intention  to focus on the growth of its core variable  annuity  business,  with a continuing focus on increasing sales through  innovative  product  development activities,  the  expansion of its  wholesaling  force through  recruitment  and  retention of top  producers,  and providing consistently good customer service.

Average assets under management  totaled  $27,020,489,000 in 2001,  $31,413,809,000 in 2000 and  $21,984,759,000 in
1999,  representing  a decrease  of 14% in 2001 and an  increase  of 46% in 2000.  As a result of the  decrease  in sales volume and average  assets under  management,  annuity and life  insurance  charges and fees decreased 11% in
2001, as compared to an increase of 46% in 2000.  Fee income  generated  from transfer  agency-type  and investment support activities decreased 15% in 2001 and increased 57% in 2000.

Net  investment  income  increased 73% in 2001  compared to 2000 and  increased  12% in 2000 compared to 1999.  The increase in 2001 was  primarily  due to a higher level of fixed  maturity  investments  in support of the Company's risk-based  capital  objectives.  The  increase in 2000 was  primarily  due to the higher  level of fixed  maturity investments  partially offset by $6,939,000 of amortization of premiums paid on derivative  instruments.  Excluding the derivative  amortization,  net investment  income increased 62% in 2000 as a result of increased fixed maturity investments in support of the Company's risk-based capital objectives.

Premium income  represents  premiums  earned on the sale of ancillary  contracts  such as immediate  annuities with life  contingencies,  supplementary  contracts with life contingencies and certain life insurance  products.  Sales of these  products  will  increase or decrease over time  depending on the payout  elections of the  policyholders.
Management expects supplementary contracts to grow over time with the maturing of the core business lines.

Net realized  investment  gains totaled  $928,000 in 2001,  compared to losses of $688,000 in 2000.  The gross gain in 2001 was partially  offset by losses on securities in the fixed maturity  portfolio.  The most  significant loss was $2,636,000  related to Enron  securities.  In addition net realized losses were incurred due to redemption's of mutual fund holdings in support of the  Company's  non-qualified  deferred  compensation  program.  The change from
1999 to 2000 was primarily due to realized  losses on sales of securities in the fixed  maturity  portfolio.  These losses were partially offset by realized gains on sales of fixed maturity investments and mutual funds.

The change in annuity policy  reserves  includes  changes in reserves  related to annuity  contracts with mortality risks as well as the company's  guaranteed  minimum death benefit ("GMDB")  liability.  The GMDB reserve  decreased
$43,984,000  in 2001,  as the result of an update of  certain  reserve  assumptions  during  2001 to  reflect  more realistic  expectations  as to risks  inherent in the GMDB  liability.  These  changes  reduced the GMDB  liability significantly.  Previous  assumptions  had been based on statutory  valuation  principles as an  approximation  for accounting  principles generally accepted in the United States ("U.S.  GAAP"). In addition,  future mortality rates have been lowered to reflect  favorable  past  experience.  This  decrease in 2001  compares to an increase in GMDB reserves of $44,186,000 in 2000.

Certain  assumptions  were also  updated in the  calculation  of the  deferred  acquisition  cost  asset,  however, offsetting  the  resulting  increase  in  earnings  and equity as a result of changes  in the GMDB  liability.  The amortization  of such costs are determined in large part by changes in the  expectations of future gross profits of the variable annuity  business.  In 2001, the decline in equity markets resulted in a significantly  lower estimate of future gross profits, thereby increasing the expenses recognized through amortization.

In 1999,  the Company began to develop a program  utilizing  equity put options to manage the risks embedded in the
GMDB in annuity  contracts  that would  result  from  significant  declines  in the  equity  markets.  Prior to the implementation of the hedge strategies  utilizing equity put options,  the Company had reinsured  substantially all of its exposure on the GMDB  liability.  The  reinsurance  was terminated  during the second quarter of 1999 as the reinsurer exited this market.

Return  credited to  contractowners  consists of revenues on the variable and market value  adjusted  annuities and variable  life  insurance,  offset by the  benefit  payments  and changes in  reserves  required on this  business.
Market value  adjusted  annuity  activity has the largest  impact on this benefit.  In 2001 and 2000,  the Separate
Account  investment  returns on the assets supporting  market value adjusted  annuities were less than the expected returns as  calculated  in the  reserves,  contributing  to the  significant  increase  in the return  credited  to contractholders  benefit.  In  addition,  this  benefit  increased  as a result  of the  amortization  of  unearned
Performance  Advantage  target  value  credits,  which  increased  $12,814,581  in 2001 over 2000 due  primarily to increased sales of products  containing  this feature.  Other  significant  contributors to the change from 2000 to
2001 include  guaranteed  minimum death  benefit  payments on variable  annuities,  which were driven up due to the market  declines  in 2001,  totaling  $2,569,000  net of gains on equity  put  options as well as  increased  costs associated with processing of backdated financial transactions.

Underwriting, acquisition and other insurance expenses for 2001, 2000 and 1999 were as follows:

                 (table in thousands)                        2001               2000              1999
                                                             ----               ----              ----
Commissions and purchase credits                           $ 238,847         $ 393,494      $     358,279
General operating expenses                                   167,044           252,206            214,269
Acquisition costs deferred during the year                  (209,136)         (495,103)          (450,059)
Acquisition costs amortized during the year                  224,047           184,616             83,861
                                                           ---------         ---------          ---------
Net amortization of deferred acquisition costs                14,911          (310,487)          (366,198)
                                                           ---------         ----------         ----------
Underwriting, acquisition and other insurance
     expenses                                              $ 420,802         $ 335,213          $ 206,350
                                                           =========         =========          =========

Underwriting,  acquisition  and other  insurance  expenses  increased  26% and 62% in 2001 and 2000,  respectively.
Lower  sales  and asset  levels  in 2001 led to a 39%  decease  in  commissions  and  purchase  credits.  Partially offsetting  this  decline,  the company  launched a  commission  promotion  program  during 2001,  which  increased commissions  as a percentage  of new sales.  Increased  commissions  and purchase  credits  reflect the increase in sales in both 2000 and 1999.

General  operating  expenses  decreased  34% from 2000 as a result of lower  sales-based  compensation  and expense reduction  programs  implemented  in 2001 (see Note 18 to the  consolidated  financial  statements).  In  addition, variable  compensation  and  long-term  incentive  plan  expense  have  decreased  due to the slowdown in sales and decline in equity  markets.  Significant  investments  in new product  development  and  Internet-based  technology contributed to general operating expense increases in both 2001 and 2000.

The company  updated  certain  assumptions in the  calculation  of expected gross profits used to develop  deferred acquisition cost amortization  rates to reflect more recent experience and current equity market  conditions.  As a result of this the amortization of such costs increased significantly over the year 2000.

The  amortization of acquisition  costs increased  substantially  in 2000 compared to 1999 as the associated  costs from record sales in late 1999 and early 2000 were  recognized  in accordance  with profit and expense  recognition models under U.S. GAAP.

Interest  expense  decreased  $12,574,000  in  2001  as a  result  of the  reduction  in  borrowing  and  increased
$16,496,000 in 2000 as a result of additional  securitized  financing  transactions,  which consist of the transfer of rights to receive  future  fees to ASI,  which fees  collateralize  notes  issued in private  placements  by ASI through special purpose trusts  ("securitization  transactions").  In addition, the Company paid down surplus notes on December 3, 2001 and December 10, 2000 of $15,000,000 and $20,000,000  respectively.  Surplus notes  outstanding as of December 31, 2001 and 2000 totaled $144,000,000 and $159,000,000, respectively.

The  effective  income  tax rates for the years  ended  December  31,  2001,  2000 and 1999 were 18%,  32% and 28%, respectively.  The effective  rate is lower than the corporate rate of 35% due to permanent  differences,  with the most  significant  item being the dividend  received  deduction.  Management  believes  that,  based on the taxable income  produced in the past two years,  as well as  continued  growth in annuity  sales,  the Company will produce sufficient taxable income in future years to realize its deferred tax assets.

The Company  generated net income after tax of  $33,099,000,  $64,817,000  and  $76,169,000 in 2001, 2000 and 1999,
respectively.  Equity market volatility during 2001 directly impacted revenues,  sales and ultimately  expenses for the company.  Revenues  were lower than  expected due to the  significant  drop in sales year over year, as well as the negative  performance  of the mutual funds  underlying  annuity and insurance  contracts.  Benefits were higher than  expected due to the death claims paid in excess of the account  values of the specific  contracts due to GMDB provisions  in such  contracts.  Expenses  were  relatively  higher  compared  to sales  and  assets  than in prior periods.  Expense  reduction  programs  were  implemented  during the year to better match  expenses  incurred with sales  activity and management of the book of business.  Revenue  increases in 2000 were more than offset by higher benefits and  expenses  driven  primarily  from the  increase in the reserve  requirement  related to the GMDB as a result  of the  decline  in the  equity  markets.  Investments  in new  product  development  and  technology  also contributed to the increase in expenses.

The  Company  considers  Mexico an  emerging  market and has  invested  in the  Skandia  Vida  operations  with the expectation  of generating  profits from  long-term  savings  products in future years.  As such,  Skandia Vida has generated net losses of $2,619,000,  $2,540,000  and  $2,523,000  for the years ended  December 31, 2001,  2000 and
1999, respectively.

Total  assets  declined  12% in 2001 as a direct  result of the  decrease  in  separate  account  assets.  Separate account assets declined consistent with the drop in the equity market, offset in part by new net sales activity.

Liabilities  declined  12% in 2001 as a result of  several  factors.  Reserves  and  Separate  Account  liabilities required  to support the  annuity  and life  insurance  business  declined  consistent  with market  valuing of the underlying  assets as well as the changes in the GMDB  reserve.  Payable to  affiliate  increased  due to borrowing from ASI to support temporary  operating cash needs.  Reduction in Future Fees Payable to ASI declined,  consistent with the securitization transaction cash flow realized on the designated block of contracts.

Significant Accounting Policies
-------------------------------

For  information  on  the  Company's  significant   accounting  policies,   see  Notes  to  Consolidated  Financial
Statements.  Specifically,  for Deferred  Acquisition  Costs, see Note 21, for Separate  Accounts,  see Note 20 and
for the Company's employee profit sharing programs, see Note 13.

Liquidity and Capital Resources
-------------------------------

The  Company's  liquidity  requirement  was  met by cash  from  insurance  operations,  investment  activities  and borrowings from ASI.

In 2001, the Company had net positive  operating cash flow as a result of increased cash from insurance  operations and a decreased  acquisition  cost cash flow strain due to the reduction in sales  activity.  In 2000, the majority of the operating  cash outflow  resulted from the sale of variable  annuity and variable life products that carry a contingent  deferred  sales  charge.  This  type of  product  causes a  temporary  cash  strain in that 100% of the proceeds are invested in separate  accounts  supporting the product  leaving a cash (but not capital) strain caused by the  acquisition  cost for the new business.  This cash strain required the Company to look beyond the cash made available by  insurance  operations  and  investments  of the Company to  financing  in the form of surplus  notes,
capital  contributions,   cash  advances,   securitization   transactions  and  modified  coinsurance   reinsurance
arrangements:

During 2001 and 2000, the Company  received  $45,500,000  and  $69,000,000,  respectively,  from ASI to support the solvency  capital  needs and  anticipated  growth in  business of its U.S.  operations.  In  addition,  the Company received  $2,500,000 and $2,450,000 from ASI in 2001 and 2000,  respectively,  to support its investment in Skandia
Vida.

In 2001, in anticipation of more permanent financing,  the Company received approximately  $100,000,000 from ASI in the form of cash advances.  These amounts are reported as Payable to Affiliates in the  Consolidated  Statements of
Financial Condition.

Funds  received  from  new  securitization  transactions  amounted  to  $476,288,000  in  2000  (see  Note 8 to the consolidated financial statements).

During  2001 and  2000,  the  Company  extended  its  reinsurance  agreements.  The  Company  also  entered  into a reinsurance  agreement with SICL in 2000. The reinsurance  agreements are modified  coinsurance  arrangements where the reinsurer shares in the experience of a specific book of business.

The Company  expects the continued  use of  reinsurance  and  securitization  transactions  to fund the cash strain anticipated from the acquisition costs on future years' sales volume.

As of December 31, 2001 and 2000,  shareholder's  equity totaled $577,668,000 and $496,911,000,  respectively.  The increases  were driven by the  previously  mentioned  capital  contributions  received from ASI and net income from operations.

The Company has long-term surplus notes and short-term borrowings from ASI.  No dividends have been paid to ASI.

The National  Association of Insurance  Commissioners  ("NAIC") requires insurance  companies to report information regarding  minimum Risk Based Capital  ("RBC")  requirements.  These  requirements  are intended to allow insurance regulators to identify  companies  that may need  regulatory  attention.  The RBC model law requires that insurance companies  apply  various  factors to asset,  premium and reserve  items,  all of which have  inherent  risks.  The formula  includes  components  for asset risk,  insurance  risk,  interest rate risk and business risk. The Company has  complied  with the NAIC's RBC  reporting  requirements  and has total  adjusted  capital  well above  required capital.

Effects of Inflation
--------------------

The rate of inflation has not had a significant effect on the Company's financial statements.

Outlook
-------

The  Company  believes  that it is well  positioned  to retain and enhance  its  position as a leading  provider of financial  products for  long-term  savings and  retirement  purposes as well as to address the economic  impact of premature  death,  estate planning  concerns and supplemental  retirement  needs. The Company has renewed its focus on its core variable annuity business,  offering  innovative  long-term savings and income products,  strengthening its  wholesaling  efforts and  providing  consistently  good  customer  service in order to gain  market  share and improve profitability in an increasingly competitive market.

The  Gramm-Leach-Bliley  Act of 1999 (the Financial Services  Modernization  Act) permits  affiliation among banks, securities  firms and  insurance  companies.  This  legislative  change has  created  opportunities  for  continued
consolidation in the financial  services  industry and increased  competition as large companies offer a wide array of financial products and services.

Various other  legislative  initiatives  could impact the Company such as pension reform,  capital gains and estate tax  changes,  privacy  standards  and  Internet  regulation.  Additional  pension  reform may change  current  tax deferral rules and allow  increased  contributions  to retirement  plans,  which may lead to higher  investments in tax-deferred  products and create  growth  opportunities  for the Company.  A capital gains tax reduction may cause tax-deferred  products to be less attractive to consumers,  which could adversely  impact the Company.  New privacy standards and Internet regulation may impact the Company's strategic  initiatives,  especially related to potential business relationships with web-based technology providers.

Forward Looking Information
---------------------------

The  Private   Securities   Litigation  Reform  Act  of  1995  (the  "1995  Act")  provides  a  "safe  harbor"  for forward-looking  statements, so long as those statements are identified as forward-looking,  and the statements are accompanied by meaningful  cautionary  statements that identify  important  factors that could cause actual results to differ  materially  from those  discussed  in the  statement.  We want to take  advantage  of these safe  harbor provisions.

Certain  information  contained in the Management's  Discussion and Analysis of Financial  Condition and Results of
Operations is forward-looking within the meaning of the 1995 Act or Securities and Exchange Commission rules.

These  forward-looking  statements rely on a number of assumptions  concerning future events,  and are subject to a number of significant  uncertainties  and results to differ  materially from these  statements.  You should not put undue  reliance on these  forward-looking  statements.  We disclaim any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The  Company is subject  to  potential  fluctuations  in  earnings  and the fair value of certain of its assets and liabilities,  as well as  variations  in  expected  cash flows due to changes in market  interest  rates and equity prices.  The following  discussion  focuses on specific exposures the Company has to interest rate and equity price risk and describes  strategies used to manage these risks, and includes  "forward-looking  statements" that involve risk and  uncertainties.  The  discussion  is limited to financial  instruments  subject to market risks and is not intended to be a complete discussion of all of the risks to which the Company is exposed.

Interest Rate Risk
------------------

Fluctuations in interest rates can potentially  impact the Company's  profitability and cash flows. At December 31,
2001,  97% of assets held under  management by the Company are in  non-guaranteed  Separate  Accounts for which the
Company's  exposure is not significant,  as the  contractowner  assumes  substantially  all the investment risk. On the remaining 3% of assets,  the interest  rate risk from  contracts  that carry  interest rate exposure is managed through an  asset/liability  matching  program  which  takes  into  account  the risk  variables  of the  insurance liabilities supported by the assets.

At December 31, 2001,  the Company held fixed  maturity  investments  in its general  account that are sensitive to changes in interest  rates.  These  securities  are held in support of the  Company's  fixed  immediate  annuities, fixed supplementary  contracts,  the fixed investment option offered in its variable life insurance contracts,  and in support of the Company's  target solvency  capital.  The Company has a conservative  investment  philosophy with regard to these  investments.  All investments  are investment  grade corporate  securities,  government  agency or
U.S. government securities.

The Company's  deferred  annuity  products  offer a fixed option which  subjects the Company to interest rate risk.
The  fixed  option  guarantees  a fixed  rate of  interest  for a period  of time  selected  by the  contractowner.
Guarantee  period  options  available  range from one to ten years.  Withdrawal  of funds,  or transfer of funds to variable  investment  options,  before the end of the guarantee period subjects the contractowner to a market value adjustment  ("MVA").  In the event of rising interest rates,  which make the fixed maturity  securities  underlying the guarantee less valuable,  the MVA could be negative.  In the event of declining  interest rates, which make the fixed  maturity  securities  underlying  the  guarantee  more  valuable,  the MVA could be positive.  The resulting increase or decrease in the value of the fixed option,  from  calculation of the MVA, should  substantially  offset the increase or decrease in the market value of the  securities  underlying the  guarantee.  The Company  maintains strict  asset/liability  matching to enable this offset.  However,  the Company still takes on the default risk for the underlying  securities,  the interest rate risk of reinvestment of interest payments and the risk of failing to maintain the asset/liability matching program with respect to duration and convexity.

Liabilities  held in the  Company's  guaranteed  separate  account as of December 31, 2001 totaled  $1,092,944,000.
Fixed income  investments  supporting those liabilities had a fair value of  $1,092,944,000.  The Company performed a  sensitivity  analysis on these  interest-sensitive  liabilities  and assets at December 31,  2001.  The analysis showed  that an  immediate  decrease  of 100 basis  points in  interest  rates  would  result in a net  increase in liabilities and the corresponding assets of approximately  $37,300,000 and $41,500,000,  respectively.  An analysis of a 100 basis point  decline in interest  rates at December 31, 2000 showed a net  increase in  interest-sensitive liabilities and the corresponding assets of approximately $39,800,000 and $39,900,000, respectively.

Equity Market Exposure
----------------------

The primary  equity  market risk to the Company  comes from the nature of the variable  annuity and  variable  life products  sold by the Company.  Various fees and charges  earned are  substantially  derived as a percentage of the market  value of assets  under  management.  In a market  decline,  this  income  would be  reduced.  This could be further  compounded by customer  withdrawals,  net of applicable  surrender  charge  revenues,  partially offset by transfers to the fixed option  discussed  above.  A 10% decline in the market value of the assets under  management at December 31, 2001,  sustained  throughout 2002, would result in an approximate drop in related annual fee income of $49,727,000.  This result was not materially  different than the result obtained from the analysis  performed as of December 31, 2000.

Another  equity  market risk exposure of the Company  relates to the  guaranteed  minimum death benefit  liability.
Declines in equity  markets and,  correspondingly,  the  performance  of the mutual funds  underlying the Company's products,  increase the guaranteed minimum death benefit  liabilities.  As discussed in Note 2E of the consolidated financial  statements,  the Company uses derivative  instruments to hedge against the risk of significant decreases in equity  markets.  Prior to the  implementation  of this program,  the Company used  reinsurance to mitigate this risk.

The Company has a small portfolio of equity  investments  consisting of mutual funds,  which are held in support of a deferred  compensation  program. In the event of a decline in market values of underlying  securities,  the value of the portfolio  would  decline;  however the accrued  benefits  payable under the related  deferred  compensation program would decline by a corresponding amount.

Estimates  of  interest  rate risk and  equity  price  risk were  obtained  using  computer  models  that take into consideration  various  assumptions  about the future.  Given the  uncertainty of future  interest rate  movements, volatility  in the equity  markets and  consumer  behavior,  actual  results may vary from those  predicted  by the
Company's models.

                                   AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF
                                    AMERICAN SKANDIA LIFE ASSURANCE CORPORATION

Report of Independent Auditors

To the Board of Directors and Shareholder of
    American Skandia Life Assurance Corporation
Shelton, Connecticut

We have audited the consolidated  statements of financial condition of American Skandia Life Assurance  Corporation
(the "Company" which is a wholly-owned  subsidiary of Skandia  Insurance  Company Ltd.) as of December 31, 2001 and
2000,  and the  related  consolidated  statements  of income,  shareholder's  equity and cash flows for each of the three years in the period ended December 31, 2001. These consolidated  financial  statements are the responsibility of the  Company's  management.  Our  responsibility  is to  express  an  opinion  on these  consolidated  financial statements based on our audits.

We conducted our audits in accordance  with  auditing  standards  generally  accepted in the United  States.  Those standards  require that we plan and perform the audit to obtain  reasonable  assurance  about whether the financial statements are free of material  misstatement.  An audit includes examining,  on a test basis,  evidence supporting the  amounts  and  disclosures  in the  financial  statements.  An audit also  includes  assessing  the  accounting principles  used and  significant  estimates  made by  management,  as well as  evaluating  the  overall  financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our  opinion,  the  financial  statements  referred to above  present  fairly,  in all  material  respects,  the consolidated  financial position of American Skandia Life Assurance  Corporation at December 31, 2001 and 2000, and
the  consolidated  results of their operations and their cash flows for each of the three years in the period ended
December 31, 2001 in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2, the Company adopted Financial Accounting Standards (FAS) No. 133, Accounting for
Derivative Instruments and Hedging Activities.

/s/ Ernst & Young LLP
------------------------------------

Hartford, Connecticut
February 2, 2002

                                    AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                           (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                                  Consolidated Statements of Financial Condition
                                               (table in thousands)

                                                                           As of December 31,
                                                                          2001            2000
                                                                          ----            ----
ASSETS
------
Investments:
   Fixed maturities - at fair value                                  $       362,831 $       285,708
   Equity securities - at fair value                                          45,083          20,402
   Derivative instruments                                                      5,525           3,015
   Policy loans                                                                6,559           3,746
                                                                     --------------- ---------------

     Total investments                                                       419,998         312,871

Cash and cash equivalents                                                     32,231          76,499
Accrued investment income                                                      4,737           5,209
Deferred acquisition costs                                                 1,383,281       1,398,192
Reinsurance receivable                                                         5,863           3,642
Receivable from affiliates                                                     3,283           3,327
Income tax receivable                                                         30,537          34,620
State insurance licenses                                                       3,963           4,113
Fixed assets                                                                  20,734          10,737
Other assets                                                                  96,967          96,403
Separate account assets                                                   26,038,549      29,757,092
                                                                     --------------- ---------------

     Total assets                                                    $    28,040,143 $    31,702,705
                                                                     =============== ===============

LIABILITIES AND SHAREHOLDER'S EQUITY
------------------------------------
Liabilities:
Reserves for future insurance policy and contract benefits           $        89,740 $       135,545
Drafts outstanding                                                            64,438          63,758
Accounts payable and accrued expenses                                        160,261         137,040
Deferred income taxes                                                         54,980           8,949
Payable to affiliates                                                        103,452               -
Future fees payable to American Skandia, Inc. ("ASI")                        797,055         934,410
Short-term borrowing                                                          10,000          10,000
Surplus notes                                                                144,000         159,000
Separate account liabilities                                              26,038,549      29,757,092
                                                                     --------------- ---------------

     Total Liabilities                                                    27,462,475      31,205,794
                                                                     --------------- ---------------

Shareholder's equity:
Common stock, $100 par value, 25,000 shares authorized,
   issued and outstanding                                                      2,500           2,500
Additional paid-in capital                                                   335,329         287,329
Retained earnings                                                            239,078         205,979
Accumulated other comprehensive income                                           761           1,103
                                                                     --------------- ---------------

     Total Shareholder's equity                                              577,668         496,911
                                                                     --------------- ---------------

     Total liabilities and shareholder's equity                      $    28,040,143 $    31,702,705
                                                                     =============== ===============

                                  See notes to consolidated financial statements.

                                    AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                           (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                                         Consolidated Statements of Income
                                               (tables in thousands)

                                                                       For the Year Ended December 31,
                                                                      2001          2000           1999
                                                                      ----          ----           ----

REVENUES
--------

Annuity and life insurance charges and fees                       $    378,693  $    424,578  $    289,989
Fee income                                                             111,196       130,610        83,243
Net investment income                                                   20,126        11,656        10,441
Premium income                                                           1,218         3,118         1,278
Net realized capital gains (losses)                                        928          (688)          578
Other                                                                    1,222         2,348         1,832
                                                                  ------------  ------------  ------------

   Total revenues                                                      513,383       571,622       387,361
                                                                  ------------  ------------  ------------

EXPENSES
--------

Benefits:
   Annuity and life insurance benefits                                   1,955           751           612
   Change in annuity and life insurance policy reserves                (39,898)       45,018         3,078
   Cost of minimum death benefit reinsurance                                 -             -         2,945
   Return credited to contractowners                                    16,833         9,046        (1,639)
                                                                  ------------  ------------  -------------

                                                                       (21,110)       54,815         4,996

Other:
   Underwriting, acquisition and other insurance
     expenses                                                          420,802       335,213       206,350
   Interest expense                                                     73,424        85,998        69,502
                                                                  ------------  ------------  ------------

                                                                       494,226       421,211       275,852
                                                                  ------------  ------------  ------------

   Total benefits and expenses                                         473,116       476,026       280,848
                                                                  ------------  ------------  ------------

     Income from operations before income tax                           40,267        95,596       106,513

       Income tax expense                                                7,168        30,779        30,344
                                                                  ------------  ------------  ------------

         Net income                                               $     33,099  $     64,817  $     76,169
                                                                  ============  ============  ============

                                  See notes to consolidated financial statements.

                                    AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                           (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                                  Consolidated Statements of Shareholder's Equity
                                               (table in thousands)

                                                                  For the Year Ended December 31,
                                                               2001             2000             1999
                                                               ----             ----             ----

Common stock:
   Beginning balance                                        $     2,500      $     2,500      $     2,000
   Increase in par value                                              -                -              500
                                                            -----------      -----------      -----------

     Ending balance                                               2,500            2,500            2,500
                                                            -----------      -----------      -----------

Additional paid in capital:
   Beginning balance                                            287,329          215,879          179,889
   Transferred to common stock                                        -                -             (500)
   Additional contributions                                      48,000           71,450           36,490
                                                            -----------      -----------      -----------

     Ending balance                                             335,329          287,329          215,879
                                                            -----------      -----------      -----------

Retained earnings:
   Beginning balance                                            205,979          141,162           64,993
   Net income                                                    33,099           64,817           76,169
                                                            -----------      -----------      -----------

     Ending balance                                             239,078          205,979          141,162
                                                            -----------      -----------      -----------

Accumulated other comprehensive income (loss):
   Beginning balance                                              1,103             (107)           3,535
   Other comprehensive income                                      (342)           1,210           (3,642)
                                                            ------------     -----------      ------------

     Ending balance                                                 761            1,103             (107)
                                                            -----------      -----------      ------------

       Total shareholder's equity                           $   577,668      $   496,911      $   359,434
                                                            ===========      ===========      ===========

                                  See notes to consolidated financial statements.

                                    AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                           (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                                       Consolidated Statements of Cash Flows
                                               (table in thousands)

                                                                          For the Year Ended December 31,
                                                                           2001        2000        1999
                                                                           ----        ----        ----
Cash flow from operating activities:
   Net income                                                           $    33,099 $    64,817 $    76,169
   Adjustments to reconcile net income to net
     cash provided by (used in) operating activities:
     Amortization and depreciation                                            1,833       7,565       1,495
     Deferred tax expense                                                    46,215      60,023     (10,903)
     (Decrease) increase in policy reserves                                 (34,679)     50,892       4,367
     Increase (decrease) in payable to affiliates, net                      103,496     (72,063)     69,897
     Change in income tax receivable                                          4,083     (58,888)     17,611
     Increase in other assets                                                  (564)    (59,987)    (32,954)
     Decrease in accrued investment income                                      472      (1,155)     (1,174)
     (Increase) decrease in reinsurance receivable                           (2,221)        420         129
     Net decrease (increase) in deferred acquisition costs                   14,911    (310,487)   (366,198)
     Increase (decrease) in accounts payable and accrued
expenses                                                                     23,221     (21,550)     66,763
     Increase in drafts outstanding                                             680      12,699      22,118
     Investment losses (gains) on derivatives                                 2,902      (3,435)      3,749
     Net realized capital (gains) losses on investments                        (928)        688        (578)
                                                                        ----------------------- ------------
       Net cash provided by (used in) operating activities                  192,520    (330,461)   (149,509)
                                                                        ----------- ------------------------

Cash flow from investing activities:
     Purchase of fixed maturity investments                                (462,820)   (380,737)    (99,250)
     Proceeds from sale and maturity of fixed
       maturity investments                                                 390,816     303,736      36,226
     Purchase of derivatives                                                (66,487)     (6,722)     (4,974)
     Proceeds from exercise of derivative instruments                        61,075           -           -
     Purchase of shares in equity securities                                (55,430)    (18,136)    (17,703)
     Proceeds from sale of shares in equity securities                       25,228       8,345      14,657
     Purchase of fixed assets                                               (10,773)     (7,348)     (3,178)
     Increase in policy loans                                                (2,813)     (2,476)       (701)
                                                                        ------------------------------------
       Net cash used in investing activities                               (121,204)   (103,338)    (74,923)
                                                                        ------------------------------------

Cash flow from financing activities:
     Capital contribution from parent                                        48,000      71,450      36,490
     Repayment of surplus notes                                             (15,000)    (20,000)    (14,000)
     (Decrease) increase in future fees payable to ASI, net                (137,355)    358,376     207,056
     Net (withdrawals) deposits (from) to contractowner accounts            (11,126)     11,361       5,872
                                                                        -----------------------------------
       Net cash (used in) provided by financing activities                 (115,481)    421,187     235,418
                                                                        ----------------------- -----------

       Net (decrease) increase in cash and cash equivalents                 (44,165)    (12,612)     10,986
       Cash and cash equivalents at beginning of period                      76,499      89,212      77,525
       Change in foreign currency translation, net                             (103)       (101)        701
                                                                        -----------------------------------
       Cash and cash equivalents at end of period                       $    32,231 $    76,499 $    89,212
                                                                        =========== =========== ===========
     Income taxes (received) paid                                       $   (43,130)$    29,644 $    23,637
                                                                        ======================= ===========
     Interest paid                                                      $    43,843 $    85,551 $    69,697
                                                                        ===========  ========== ===========
                                  See notes to consolidated financial statements.

                                    AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                           (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                                    Notes to Consolidated Financial Statements
                                                 December 31, 2001

1.       ORGANIZATION AND OPERATION

         American  Skandia Life Assurance  Corporation  (the  "Company") is a  wholly-owned  subsidiary of American
         Skandia,  Inc.  ("ASI")  whose  ultimate  parent is Skandia  Insurance  Company  Ltd.,  ("SICL") a Swedish
         Corporation.

         The  Company  develops  long-term  savings  and  retirement  products  which are  distributed  through its
         affiliated  broker/dealer  company,   American  Skandia  Marketing,   Incorporated  ("ASM").  The  Company
         currently  issues  variable and term life insurance and variable,  fixed,  market value adjusted  deferred and immediate  annuities for  individuals,  groups and qualified  pension plans. The Company has announced its  intention  to focus on its core  variable  annuity  business by exiting the  qualified  pension  plan market and limiting its variable life  insurance  offerings to single  premium  products,  as well as term life.  The Company does not expect to incur any significant costs to exit these businesses.

         The  Company  has 99.9%  ownership  in  Skandia  Vida,  S.A.  de C.V.  ("Skandia  Vida"),  which is a life insurance  company  domiciled in Mexico.  Skandia  Vida had total  shareholder's  equity of  approximately
         $4,179,000 and $4,402,000 as of December 31, 2001, and 2000,  respectively.  The Company  considers Mexico an emerging  market and has invested in the Skandia Vida  operations  with the  expectation  of generating profits from long-term  savings  products in future years. As such,  Skandia Vida has generated net losses of approximately $2,619,000, $2,540,000 and $2,523,000 in 2001, 2000 and 1999, respectively.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         A.       Basis of Reporting
                  ------------------

                  The  accompanying  consolidated  financial  statements  have been  prepared  in  conformity  with accounting  principles  generally  accepted  in the United  States  ("U.S.  GAAP").  Intercompany
                  transactions  and  balances  between  the  Company  and  Skandia  Vida  have been  eliminated  in consolidation.

                  Certain  reclassifications  have been made to prior year  amounts to conform  with  current  year presentation.

         B.       New Accounting Standard
                  -----------------------

                  Effective  January 1, 2001, the Company adopted Statement of Financial  Accounting  Standards No.
                  133,  "Accounting for Derivative  Instruments and Hedging Activities," as amended by SFAS 137 and
                  SFAS 138  (collectively  "SFAS  133").  Derivative  instruments  held by the  Company  consist of equity option  contracts  utilized to manage the economic  risks  associated  with the guaranteed minimum  death  benefits  ("GMDB").  These  derivative  instruments  are  carried at fair  value.
                  Realized and unrealized  gains and losses are reported in the  Consolidated  Statement of Income, consistent  with the item being  hedged,  as a component  of return  credited to  contractowners.
                  The  adoption  of  SFAS  No.  133 did not  have a  material  effect  on the  Company's  financial statements.

                                    AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                           (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                              Notes to Consolidated Financial Statements (continued)

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

                  Effective  April 1, 2001,  the Company  adopted the  Emerging  Issues Task Force  ("EITF")  Issue
                  99-20,  "Recognition  of Interest  Income and  Impairment  on Purchased  and Retained  Beneficial
                  Interests  in  Securitized   Financial  Assets."  Under  the  consensus,   investors  in  certain
                  asset-backed   securities  are  required  to  record  changes  in  their  estimated  yield  on  a prospective  basis and to  evaluate  these  securities  for an other  than  temporary  decline in value.  If the fair value of the  asset-backed  security has declined  below its carrying  amount and the decline is  determined to be other than  temporary,  the security is written down to fair value.  The  adoption  of EITF Issue  99-20 did not have a  significant  effect on the  Company's financial statements.

         C.       Future Accounting Standard
                  --------------------------

                  In July 2001, the Financial  Accounting  Standards Board ("FASB")  issued  Statement of Financial
                  Accounting  Standards.  No. 142  "Accounting  for Goodwill and Intangible  Assets." ("SFAS 142").
                  Under the new standard,  goodwill and intangible  assets deemed to have indefinite  lives will no longer be amortized but will be subject to annual  impairment  tests in  accordance  with the new standard.  Other intangible assets will continue to be amortized over their useful lives.

                  The Company will apply the new rules on the accounting for goodwill and other  intangible  assets beginning  in the first  quarter of 2002.  The Company is still  assessing  the impact of the new standard,  however,  the adoption of SFAS 142 is not expected to have a significant impact on the
                  Company's financial statements.

         D.       Investments
                  -----------

                  The Company has  classified its fixed maturity  investments as  available-for-sale  and, as such, they are  carried at fair  value  with  changes in  unrealized  gains and  losses  reported  as a component of other comprehensive income.

                  The  Company  has  classified  its  mutual  fund  investments  held  in  support  of  a  deferred compensation  plan (see Note 13) as  available-for-sale.  Such  investments  are  carried at fair
                  value  with  changes  in  unrealized   gains  and  losses   reported  as  a  component  of  other
                  comprehensive income.

                  Policy loans are carried at their unpaid principal balances.

                  Realized  gains  and  losses  on  disposal  of   investments   are  determined  by  the  specific
                  identification method and are included in revenues.

         E.       Derivative Instruments
                  ----------------------

                  The Company  uses  derivative  instruments  which  consist of equity  option  contracts  for risk management  purposes,  and not for trading or speculation.  The Company  economically  hedges the
                  GMDB exposure associated with market value fluctuations.

                                    AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                           (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                              Notes to Consolidated Financial Statements (continued)

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

                  Based on criteria  described  in SFAS 133,  the  Company's  hedges do not qualify as  "effective"
                  hedges  and,  therefore,  hedge  accounting  may  not be  applied.  Accordingly,  the  derivative investments  are  carried at fair  value  with  changes  in  unrealized  gains and  losses  being recorded in income.  As such,  both realized and unrealized  gains and losses are reported in the
                  Consolidated  Statements  of Income,  consistent  with the item being  hedged,  as a component of return credited to contractowners.

         F.       Cash Equivalents
                  ----------------

                  The Company  considers all highly liquid time deposits,  commercial paper and money market mutual funds  purchased  with a  maturity  at date of  acquisition  of three  months  or less to be cash equivalents.

         G.       Fair Values of Financial Instruments
                  ------------------------------------

                  The methods and  assumptions  used to determine  the fair value of financial  instruments  are as follows:

                  Fair values of fixed  maturities  with  active  markets are based on quoted  market  prices.  For fixed  maturities  that  trade  in  less  active  markets,  fair  values  are  obtained  from  an independent pricing service.

                  Fair values of equity securities are based on quoted market prices.

                  The fair  value of  derivative  instruments  is  determined  based  on the  current  value of the underlying index.

                  The  carrying  value of cash and cash  equivalents  (cost)  approximates  fair  value  due to the short-term nature of these investments.

                  The  carrying  value  of  short-term  borrowings  (cost)  approximates  fair  value  due  to  the short-term nature of these liabilities.

                  Fair values of certain  financial  instruments,  such as future  fees  payable to ASI and surplus notes are not readily determinable and are excluded from fair value disclosure requirements.

         H.       State Insurance Licenses
                  ------------------------

                  Licenses to do business in all states have been  capitalized  and reflected at the purchase price of $6,000,000  less  accumulated  amortization.  The cost of the licenses is being amortized on a straight-line basis over 40 years.

                                    AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                           (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                              Notes to Consolidated Financial Statements (continued)

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

         I.       Software Capitalization
                  -----------------------

                  The Company  capitalizes  certain costs  associated with internal use software in accordance with the American  Institute of Certified Public Accountants  Statement of Position 98-1,  "Accounting
                  for the Costs of Software  Developed  or  Obtained  for  Internal  Use" ("SOP  98-1").  SOP 98-1,
                  which was adopted  prospectively as of January 1, 1999,  requires the  capitalization  of certain costs incurred in connection  with  developing or obtaining  internal use software.  Prior to the adoption  of SOP  98-1,  the  Company  expensed  all  internal  use  software  related  costs  as incurred.  Details of the  capitalized  software costs,  which are included in fixed assets,  and related amortization for the years ended December 31, are as follows:

                  (table in thousands)                                  2001          2000         1999
                                                                        ----          ----         ----
                  Balance at beginning of year                        $    7,212   $    2,920    $        -
                  Software costs capitalized during the year               5,210        4,804         3,035
                  Software costs amortized during the year               (2,660)        (512)         (115)
                                                                     -----------  -----------   -----------
                  Balance at end of year                              $    9,762   $    7,212    $    2,920
                                                                     ===========  ===========   ===========

                  Capitalized software costs are amortized on a straight-line basis over three years.

         J.       Income Taxes
                  ------------

                  The Company is included  in the  consolidated  federal  income tax return  filed by Skandia  U.S.
                  Inc.  and its U.S.  subsidiaries.  In  accordance  with the tax  sharing  agreement,  the federal income tax  provision  is  computed  on a separate  return  basis as  adjusted  for  consolidated items.  Pursuant to the terms of this  agreement,  the Company has the right to recover the value of losses  utilized  by the  consolidated  group in the year of  utilization.  To the  extent the
                  Company  generates  income in future  years,  the Company is entitled to offset  future  taxes on that income through the application of its loss carryforward generated in the current year.

                  Deferred income taxes reflect the net tax effects of temporary  differences  between the carrying amounts of assets and  liabilities  for  financial  reporting  purposes  and the amounts used for income tax purposes.

         K.       Recognition of Revenue and Contract Benefits
                  --------------------------------------------

                  Revenues  for  variable  deferred  annuity  contracts  consist of charges  against  contractowner account values for mortality and expense risks,  administration  fees,  surrender  charges and an annual  maintenance fee per contract.  Benefit reserves for variable annuity contracts  represent the account  value of the  contracts and are included in the separate  account  liabilities.  Fee income from mutual fund organizations is realized based on assets under management.

                                    AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                           (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                              Notes to Consolidated Financial Statements (continued)

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

                  Revenues  for  variable  immediate  annuity and  supplementary  contracts  with and without  life
                  contingencies   consist  of  certain  charges  against  contractowner  account  values  including mortality and expense risks and  administration  fees.  Benefit  reserves for variable  immediate annuity  contracts  represent the account value of the contracts and are included in the separate account  liabilities.  Revenues for market value  adjusted  fixed  annuity  contracts  consist of separate  account  investment  income  reduced by benefit  payments  and  changes in  reserves in support  of  contractowner  obligations,  all  of  which  are  included  in  return  credited  to contractowners.  Benefit  reserves  for  these  contracts  represent  the  account  value  of the contracts,  and are included in the general account reserve for future contractowner  benefits to the extent in excess of the separate account assets.

                  Revenues  for  fixed  immediate   annuity  and  fixed   supplementary   contracts   without  life
                  contingencies  consist of net investment  income.  Revenues for fixed immediate annuity contracts with life contingencies  consist of single premium payments recognized as annuity  considerations
                  when  received.   Benefit  reserves  for  these  contracts  are  based  on  applicable  actuarial standards  with assumed  interest  rates that vary by issue year.  Assumed  interest rates ranged from 6.25% to 8.25% at December 31, 2001 and 2000.

                  Revenues for variable life insurance contracts consist of charges against  contractowner  account values for mortality and expense risk fees,  administration  fees, cost of insurance fees,  taxes and surrender  charges.  Certain  contracts  also include  charges  against  premium to pay state premium  taxes.  Benefit  reserves for variable life  insurance  contracts  represent the account value of the contracts and are included in the separate account liabilities.

         L.       Deferred Acquisition Costs
                  --------------------------

                  The  costs  of  acquiring  new  business,  which  vary  with  and are  primarily  related  to the production  of new  business,  are  being  deferred,  net of  reinsurance.  These  costs  include
                  commissions,   costs  of  contract  issuance,   and  certain  selling  expenses  that  vary  with
                  production.  These costs are being  amortized  generally in proportion to expected  gross profits from  surrender  charges,  policy and asset based fees and  mortality and expense  margins.  This amortization is adjusted  retrospectively  and prospectively when estimates of current and future gross profits to be realized from a group of products are revised.

                                    AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                           (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                              Notes to Consolidated Financial Statements (continued)

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

                  Details of the deferred  acquisition costs and related  amortization for the years ended December
                  31, are as follows:

                  (in thousands)                                   2001           2000            1999
                                                                   ----           ----            ----
                  Balance at beginning of year                $  1,398,192    $  1,087,705   $    721,507
                  Acquisition costs deferred during the year
                                                                   209,136         495,103        450,059
                  Acquisition costs amortized during the
                       year                                       (224,047)       (184,616)       (83,861)
                                                              -------------   -------------  -------------
                  Balance at end of year                      $  1,383,281    $  1,398,192   $  1,087,705
                                                              ============    ============   ============

         M.       Reinsurance
                  -----------

                  The Company  cedes  reinsurance  under  modified  co-insurance  arrangements.  These  reinsurance arrangements  provide additional  capacity for growth in supporting the cash flow strain from the
                  Company's  variable  annuity and variable life insurance  business.  The  reinsurance is effected under quota share contracts.

                  The Company reinsured its exposure to market  fluctuations  associated with its GMDB liability in the first  half of 1999.  Under  this  reinsurance  agreement,  the  Company  ceded  premiums  of
                  approximately   $2,945,000;   received  claim  reimbursements  of  approximately  $242,000;  and, recorded a decrease in ceded reserves of approximately $2,763,000 in 1999.

At December 31, 2001 and 2000, in accordance with the provisions of modified coinsurance agreements, the Company accrued approximately $7,733,000 and $4,339,000, respectively, for amounts receivable from favorable reinsurance experience on certain blocks of variable annuity business.

         N.       Translation of Foreign Currency
                  -------------------------------

The financial position and results of operations of Skandia Vida are measured using local currency as the functional currency.  Assets and liabilities are translated at the exchange rate in effect at each year-end.  Statements of income and changes in shareholder's equity accounts are translated at the average rate prevailing during the year.  Translation adjustments arising from the use of differing exchange rates from period to period are reported as a component of other comprehensive income.

         O.       Separate Accounts
                  -----------------

                  Assets  and  liabilities  in  Separate   Accounts  are  included  as  separate  captions  in  the
                  consolidated  statements of financial  condition.  Separate Account assets consist principally of long  term  bonds,  investments  in  mutual  funds,  short-term  securities  and  cash  and  cash equivalents,  all of which are carried at fair value.  The investments are managed  predominately through the Company's investment advisory affiliate,

                                    AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                           (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                              Notes to Consolidated Financial Statements (continued)

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

                  American  Skandia  Investment  Services,  Inc.  ("ASISI"),  utilizing  various  fund  managers as sub-advisors.  The  remaining  investments  are  managed by  independent  investment  firms.  The contractowner  has the option of directing  funds to a wide variety of investment  options,  most of which invest in mutual funds.  The  investment  risk on the variable  portion of a contract is borne by the  contractowner.  Fixed  options  with  minimum  guaranteed  interest  rates are also available.  The Company  bears the credit  risk  associated  with the  investments  that  support these fixed options.

                  Included  in Separate  Account  liabilities  are  reserves of  approximately  $1,092,944,000  and
                  $1,059,987,000  at December 31, 2001 and 2000,  respectively,  relating to annuity  contracts for which the  contractowner  is  guaranteed  a fixed  rate of  return.  Separate  Account  assets of approximately  $1,092,944,000  and  $1,059,987,000  at December 31, 2001 and 2000,  respectively, consisting of long term bonds,  short-term  securities,  transfers  due from the general  account and cash and cash  equivalents  are held in support of these  annuity  obligations,  pursuant  to state regulation.

         P.       Estimates
                  ---------

                  The  preparation of financial  statements in conformity  with U.S. GAAP requires that  management make estimates and  assumptions  that affect the reported amount of assets and liabilities at the date of the financial  statements  and the reported  amounts of revenues and expenses  during the reporting  period.  The more  significant  estimates  and  assumptions  are  related to  deferred acquisition  costs and  involve  policy  lapses,  investment  return  and  maintenance  expenses.
                  Actual results could differ from those estimates.

3.       COMPREHENSIVE INCOME

         The components of comprehensive income, net of tax, for the years ended December 31 were as follows:

         (table in thousands)                                                 2001        2000       1999
                                                                              ----        ----       ----
         Net income                                                        $  33,099  $  64,817   $  76,169
         Other comprehensive income:
            Unrealized investment losses on available sale securities
                                                                                (448)    (1,681)     (3,438)
            Reclassification adjustment for realized losses (gains)
              included in investment income                                      173      2,957        (660)
                                                                           ---------  ---------   ----------
            Net unrealized gains (losses) on securities                         (275)     1,276      (4,098)
            Foreign currency translation                                         (67)       (66)        456
                                                                           ---------- ----------  ---------
         Other comprehensive (loss) income                                      (342)     1,210      (3,642)
                                                                           ---------- ---------   ----------
         Comprehensive income                                              $  32,757  $  66,027   $  72,527
                                                                           =========  =========   =========

                                    AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                           (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                              Notes to Consolidated Financial Statements (continued)

3.       COMPREHENSIVE INCOME (continued)

         Other comprehensive  (loss) income is shown net of tax (benefit) expense of approximately  ($184) thousand,
         $651 thousand and ($1,961) thousand for 2001, 2000 and 1999 respectively.

         The components of accumulated other comprehensive income, net of tax, as of December 31 were as follows:

         (table in thousands)                                                  2001         2000
                                                                               ----         ----
         Unrealized investment gains                                           $  746    $  1,021
         Foreign currency translation                                              15          82
                                                                               ------    --------
         Accumulated other comprehensive income                                $  761    $  1,103
                                                                               ======    ========

4.       INVESTMENTS

         The amortized cost,  gross  unrealized  gains and losses and estimated fair value of fixed  maturities and investments in equity  securities as of December 31, 2001 and 2000 are shown below.  All  securities  held at December 31, 2001 and 2000 were publicly traded.

         Investments in fixed maturities as of December 31, 2001 consisted of the following:

                                                                     Gross          Gross
                                                    Amortized     Unrealized     Unrealized      Estimated
         (table in thousands)                         Cost           Gains         Losses       Fair Value
                                                      ----           -----         ------       ----------
         U.S. Government obligations                 $198,136         $2,869          $(413)      $200,592
         Obligations of state and political
           subdivisions                                   252              8              -            260
         Corporate securities                         158,494          4,051           (566)       161,979
                                                      -------          -----           -----       -------
              Totals                                 $356,882         $6,928          $(979)      $362,831
                                                     ========         ======          ======      ========

         The amortized cost and fair value of fixed maturities,  by contractual  maturity, at December 31, 2001 are shown  below.  Actual  maturities  may  differ  from  contractual  maturities  due to call  or  prepayment provisions.

                                                       Amortized
         (table in thousands)                             Cost
                                                          ----
                                                                             Fair
                                                                             Value
         Due in one year or less                      $    14,755   $    14,784
         Due after one through five years                 232,199       235,845
         Due after five through ten years                  92,984        94,289
         Due after ten years                               16,944        17,913
                                                      -----------   -----------
           Total                                      $   356,882   $   362,831
                                                      ===========   ===========

                                    AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                           (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                              Notes to Consolidated Financial Statements (continued)

4.       INVESTMENTS (continued)

         Investments in fixed maturities as of December 31, 2000 consisted of the following:

                                                                     Gross          Gross
                                                    Amortized     Unrealized     Unrealized      Estimated
         (table in thousands)                         Cost           Gains         Losses       Fair Value
                                                      ----           -----         ------       ----------
         U.S. Government obligations              $    206,041   $      4,445   $        (11)  $    210,475
         Foreign government obligations                  2,791            195              -          2,986
         Obligations of state and political
              subdivisions                                 253              1              -            254
         Corporate securities                           72,237          1,565         (1,809)        71,993
                                                  ------------   ------------   -------------  ------------
              Totals                              $    281,322   $      6,206   $     (1,820)  $    285,708
                                                  ============   ============   =============  ============

         Proceeds from sales of fixed maturities  during 2001, 2000 and 1999 and were  approximately  $386,816,000,
         $302,632,000  and  $32,196,000,  respectively.  Proceeds from  maturities  during 2001, 2000 and 1999 were
         approximately   $4,000,000,   $1,104,000  and  $4,030,000,   respectively.   The  cost,  gross  unrealized
         gains/losses and fair value of investments in equity securities at December 31are shown below:

         (table in thousands)                              Gross          Gross
                                                        Unrealized     Unrealized        Fair
                                            Cost           Gains         Losses          Value
                                            ----           -----         ------          -----
         2001                             $  49,886       $   122       $(4,925)       $45,083
         2000                             $  23,218       $   372       $(3,188)       $20,402

         Net realized investment gains (losses) were as follows for the years ended December 31:

         (table in thousands)                             2001          2000           1999
                                                          ----          ----           ----
         Fixed maturities:
           Gross gains                                  $  7,597      $  1,002       $    253
           Gross losses                                   (4,387)       (3,450)          (228)

         Investment in equity securities:
           Gross gains                                     1,910         1,913            990
           Gross losses                                   (4,192)         (153)          (437)
                                                        ---------     ---------      ---------
              Totals                                    $    928      $   (688)      $    578
                                                        ========      =========      ========

                                    AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                           (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                              Notes to Consolidated Financial Statements (continued)

5.       NET INVESTMENT INCOME

         The sources of net investment income for the years ended December 31 were as follows:

         (table in thousands)                             2001          2000           1999
                                                          ----          ----           ----
         Fixed maturities                              $  18,788     $  13,502      $   9,461
         Cash and cash equivalents                           773         5,154          2,159
         Investment in equity securities                     622            99             32
         Policy loans                                        244            97             31
         Derivative instruments                                -        (6,939)        (1,036)
                                                      ----------    -----------    -----------
         Total investment income                          20,427        11,913         10,647
         Investment expenses                                (301)         (257)          (206)
                                                      -----------   -----------    -----------
         Net investment income                         $  20,126     $  11,656      $  10,441
                                                       ==========    ============   =========

6.       INCOME TAXES

         The significant components of income tax expense for the years ended December 31 were as follows:

         (table in thousands)                             2001          2000           1999
                                                          ----          ----           ----
         Current tax (benefit) expense                $   (39,047)  $   (29,244)   $    41,248
         Deferred tax expense (benefit)                    46,215        60,023        (10,904)
                                                      -----------   -----------    ------------
           Total income tax expense                   $     7,168   $    30,779    $    30,344
                                                      ===========   ===========    ===========

         Deferred tax assets (liabilities) include the following at December 31:

         (table in thousands)                              2001          2000
                                                           ----          ----
         Deferred tax assets:
           GAAP to tax reserve differences             $   241,503   $   382,826
           Future fees payable to ASI                       63,240             -
           Deferred compensation                            20,520        17,869
           Net operating loss carryforward                  14,372             -
           Surplus notes interest                            9,040         5,536
           AMT credit carryforward                           5,451             -
           Other                                             1,114           907
                                                       -----------   -----------
              Total deferred tax assets                    355,240       407,138
                                                       -----------   -----------

         Deferred tax liabilities:
           Deferred acquisition costs                     (404,758)     (411,417)
           Internal use software                            (3,417)       (2,524)
           Policy fees                                      (1,634)       (1,551)
           Net unrealized gains                               (411)         (595)
              Total deferred tax liabilities              (410,220)     (416,087)
                                                       ------------  ------------
                Net deferred tax asset (liability)     $   (54,980)  $    (8,949)
                                                       ============  ============

                                    AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                           (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                              Notes to Consolidated Financial Statements (continued)

6.       INCOME TAXES (continued)

         The income tax expense was different from the amount  computed by applying the federal  statutory tax rate of 35% to pre-tax income from continuing operations as follows:

         (table in thousands)                                          2001          2000          1999
                                                                       ----          ----          ----
         Income (loss) before taxes
           Domestic                                                $   42,886    $   98,136    $  109,036
           Foreign                                                     (2,619)       (2,540)       (2,523)
                                                                   -----------   -----------   -----------
           Total                                                       40,267        95,596       106,513
           Income tax rate                                                 35%           35%           35%
                                                                   -----------   -----------   -----------
         Tax expense at federal statutory income tax rate              14,094        33,459        37,280

         Tax effect of:
           Dividend received deduction                                 (8,400)       (7,350)       (9,572)
           Losses of foreign subsidiary                                   917           889           883
           Meals and entertainment                                        603           841           664
           State income taxes                                             (62)         (524)        1,071
           Other                                                           16         3,464            18
                                                                   ----------    ----------    ----------
              Income tax expense                                   $    7,168    $   30,779    $   30,344
                                                                   ==========    ==========    ==========

         The Company's net operating loss carryforwards,  totaling approximately  $41,063,000 at December 31, 2001, will expire in 2016.

7.       COST ALLOCATION AGREEMENTS WITH AFFILIATES

         Certain  operating costs  (including  personnel,  rental of office space,  furniture,  and equipment) have been charged to the Company at cost by American Skandia  Information  Services and Technology  Corporation
         ("ASIST"),  an  affiliated  company.  The  Company  has also  charged  operating  costs to  several of its affiliates.  The total cost to the Company for these items was approximately  $6,179,000,  $13,974,000 and
         $11,136,000  in 2001,  2000 and 1999,  respectively.  Income  received  for these items was  approximately
         $13,166,000, $11,186,000 and $3,919,000 in 2001, 2000 and 1999, respectively.

         Beginning in 1999, the Company was  reimbursed by ASM for certain  distribution  related costs  associated with the sales of business  through an investment  firm where ASM serves as an introducing  broker dealer.
         Under this agreement,  the expenses  reimbursed were approximately  $6,391,000,  $5,842,000 and $1,441,000 in 2001, 2000 and 1999,  respectively.  As of December 31, 2001 and 2000,  amounts  receivable  under this agreement were approximately $639,000 and $492,000, respectively.

                                    AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                           (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                              Notes to Consolidated Financial Statements (continued)

8.       FUTURE FEES PAYABLE TO ASI

         In a series of  transactions  with ASI,  the Company  transferred  certain  rights to receive a portion of future  fees and  contract  charges  expected  to be realized  on  designated  blocks of deferred  annuity contracts.

         The  proceeds  from the  transfers  have been  recorded as a liability  and are being  amortized  over the remaining  surrender  charge period of the designated  contracts  using the interest  method.  The Company did not  transfer  the right to receive  future fees and charges  after the  expiration  of the  surrender charge period.

         In connection with these transactions,  ASI, through special purpose trusts,  issued  collateralized notes in private  placements,  which are secured by the rights to receive future fees and charges purchased from the Company.

         Under  the  terms of the  Purchase  Agreements,  the  rights  transferred  provide  for ASI to  receive  a percentage  (60%,  80% or 100%  depending on the  underlying  commission  option) of future  mortality and expense charges and contingent  deferred sales charges,  after  reinsurance,  expected to be realized over the remaining surrender charge period of the designated contracts (generally 6 to 8 years).

         Payments,  representing  fees  and  charges  in  the  aggregate  amount,  of  approximately  $207,731,000,
         $219,454,000  and  $131,420,000  were made by the  Company  to ASI in 2001,  2000 and 1999,  respectively.
         Related interest expense of  approximately  $59,873,000,  $70,667,000 and $52,840,000 has been included in the statement of income for 2001, 2000 and1999, respectively.

         The  Commissioner  of the State of  Connecticut  has  approved  the  transfer of future fees and  charges;
         however,  in the event that the Company becomes subject to an order of liquidation or rehabilitation,  the
         Commissioner  has the ability to stop the  payments  due to ASI under the  Purchase  Agreement  subject to certain terms and conditions.

                                    AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                           (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                              Notes to Consolidated Financial Statements (continued)

8.       FUTURE FEES PAYABLE TO ASI (continued)

         The present values of the transactions as of the respective effective date were as follows:

                           Closing      Effective       Contract Issue        Discount       Present
        Transaction         Date          Date              Period              Rate          Value
        -----------         ----          ----              ------              ----          -----

           1996-1          12/17/96        9/1/96        1/1/94 - 6/30/96       7.5%           $50,221
           1997-1           7/23/97        6/1/97        3/1/96 - 4/30/97       7.5%            58,767
           1997-2          12/30/97       12/1/97        5/1/95 - 12/31/96      7.5%            77,552
           1997-3          12/30/97       12/1/97        5/1/96 - 10/31/97      7.5%            58,193
           1998-1           6/30/98        6/1/98        1/1/97 - 5/31/98       7.5%            61,180
           1998-2          11/10/98       10/1/98        5/1/97 - 8/31/98       7.0%            68,573
           1998-3          12/30/98       12/1/98        7/1/96 - 10/31/98      7.0%            40,128
           1999-1           6/23/99        6/1/99        4/1/94 - 4/30/99       7.5%           120,632
           1999-2          12/14/99       10/1/99       11/1/98 - 7/31/99       7.5%           145,078
           2000-1           3/22/00        2/1/00        8/1/99 - 1/31/00       7.5%           169,459
           2000-2           7/18/00        6/1/00        2/1/00 - 4/30/00      7.25%            92,399
           2000-3          12/28/00       12/1/00        5/1/00 - 10/31/00     7.25%           107,291
           2000-4          12/28/00       12/1/00        1/1/98 - 10/31/00     7.25%           107,139

         Expected payments of future fees payable to ASI as of December 31, 2001 are as follows:

           (table in thousands)           Year             Amount
                                          ----             ------

                                          2002      $   175,357
                                          2003          171,345
                                          2004          156,842
                                          2005          132,702
                                          2006          102,188
                                          2007           50,821
                                          2008            7,800
                                                    -----------
                                          Total         $797,055
                                                        ========

                                    AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                           (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                              Notes to Consolidated Financial Statements (continued)

9.       LEASES

         The Company  leases  office  space under a lease  agreement  established  in 1989 with ASIST.  The Company entered into a lease  agreement  for office space in  Westminster,  Colorado,  effective  January 1, 2001.
         Lease  expense  for  2001,  2000  and  1999  was  approximately  $8,404,000,  $6,593,000  and  $5,003,000, respectively.  Future  minimum  lease  payments  per year and in  aggregate as of December 31, 2001 are as follows:

              (table in thousands)       2002                          $   7,913
                                         2003                              8,087
                                         2004                              8,570
                                         2005                              8,609
                                         2006                              8,698
                                         2007 and thereafter              41,711
                                                                       ---------
                                         Total                         $  83,588
                                                                       =========

10.      RESTRICTED ASSETS

         To comply with certain state insurance  departments'  requirements,  the Company maintains cash, bonds and notes on deposit with various  states.  The carrying  value of these  deposits  amounted to  approximately
         $4,822,000  and  $4,636,000 as of December 31, 2001 and 2000,  respectively.  These  deposits are required to be maintained for the protection of contractowners within the individual states.

11.      RETAINED EARNINGS AND DIVIDEND RESTRICTIONS

         Statutory basis  shareholder's  equity was  approximately  $226,780,000  and  $342,804,000 at December 31,
         2001 and 2000, respectively.

         The Company incurred  statutory basis net losses for 2001 of  approximately  $121,957,000 due primarily to significant  declines  in the equity  markets  during the year as well as  increased  levels of  operating expenses  relative  to  revenues.  Statutory  basis net income for 2000 was  $11,550,000,  as  compared to losses of $17,672,000 in 1999.

         Under various state  insurance  laws,  the maximum  amount of dividends  that can be paid to  shareholders without  prior  approval  of the state  insurance  department  is  subject  to  restrictions  relating  to statutory  surplus and net gain from  operations.  At December  31,  2001,  no amounts may be  distributed without prior approval.

         On November  8, 1999,  the Board of  Directors  authorized  the  Company to increase  the par value of its capital  stock  from $80 per share to $100 per share in order to comply  with  minimum  capital  levels as required  by the  California  Department  of  Insurance.  This  transaction  resulted  in a  corresponding decrease in paid in and contributed surplus of $500,000 and had no effect on capital and surplus.

                                    AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                           (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                              Notes to Consolidated Financial Statements (continued)

12.      STATUTORY ACCOUNTING PRACTICES

         The Company  prepares its statutory  basis financial  statements in accordance  with accounting  practices prescribed by the State of Connecticut  Insurance  Department.  Prescribed  statutory accounting practices include  publications  of the National  Association of Insurance  Commissioners  (NAIC),  as well as state laws, regulations and general administrative rules.

         The NAIC adopted the Codification of Statutory  Accounting  Principles  (Codification)  in March 1998. The
         effective date for  codification  was January 1, 2001. The Company's state of domicile,  Connecticut,  has adopted  codification  and the Company has made the  necessary  changes in its  statutory  accounting  and reporting  required  for  implementation.  The  overall  impact of adopting  codification  was a one-time, cumulative  change  in  accounting  benefit  recorded  directly  in  statutory  surplus  of  approximately
         $12,047,000.

         In addition,  during 2001, based on a recommendation from the State of Connecticut  Insurance  Department, the Company  changed its statutory  method of accounting  for its liability  associated  with  securitized variable  annuity  fees.  Under the new  method of  accounting,  the  liability  for  securitized  fees is established  consistent with the method of accounting for the liability  associated with variable  annuity fees ceded under  reinsurance  contracts.  This equates to the statutory  liability at any valuation  date being  equal  to the  Commissioners  Annuity  Reserve  Valuation  Method  (CARVM)  offset  related  to the securitized  contracts.  The impact of this  change in  accounting,  representing  the  difference  in the liability  calculated  under the old method versus the new method as of January 1, 2001, was reported as a
         cumulative   effect  of  change  in  accounting   benefit  recorded   directly  in  statutory  surplus  of
         approximately $20,215,000.

13.      EMPLOYEE BENEFITS

         The Company has a 401(k) plan for which  substantially  all employees are eligible.  Under this plan,  the
         Company  provides  a 50%  match on  employees'  contributions  up to 6% of an  employee's  salary  (for an aggregate  match  of  up to 3% of  the  employee's  salary).  Additionally,  the  Company  may  contribute additional  amounts  based  on  profitability  of the  Company  and  certain  of its  affiliates.  Company contributions to this plan on behalf of the participants  were  approximately  $2,738,000,  $3,734,000 and
         $3,164,000 in 2001, 2000 and 1999, respectively.

         The  Company  has a deferred  compensation  plan,  which is  available  to the field  marketing  staff and certain  other  employees.  Company  contributions  to  this  plan  on  behalf  of the  participants  were approximately $345,000, $399,000 and $193,000 in 2001, 2000 and 1999, respectively.

                                    AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                           (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                              Notes to Consolidated Financial Statements (continued)

13.      EMPLOYEE BENEFITS (continued)

         The Company and certain  affiliates  cooperatively  have a long-term  incentive  program under which units are awarded to executive  officers and other  personnel.  The Company and certain  affiliates  also have a profit sharing  program,  which benefits all employees below the officer level.  These programs consist of multiple plans with new plans instituted each year.  Generally,  participants  must remain employed by the
         Company or its  affiliates  at the time such units are payable in order to receive any payments  under the programs.  The accrued liability  representing the value of these units was approximately  $13,645,000 and
         $31,632,000  as of  December  31,  2001  and  2000,  respectively.  Payments  under  these  programs  were approximately $8,377,000, $13,542,000, and $4,079,000 in 2001, 2000 and 1999, respectively.

14.      REINSURANCE

         The Company  cedes  insurance to other  insurers in order to limit its risk  exposure.  Such transfer does not relieve  the Company of its primary  liability  and,  as such,  failure of  reinsurers  to honor their obligation  could  result in losses to the  Company.  The  Company  reduces  this risk by  evaluating  the financial condition and credit worthiness of reinsurers.

         The effect of reinsurance for the 2001, 2000 and 1999 was as follows:

         (table in thousands)

        2001                                                             Gross         Ceded           Net
        ----                                                             -----         -----           ---
        Annuity and life insurance charges and fees                  $   430,913    $   (52,220)  $   378,693
        Change in annuity and life insurance policy reserves         $   (35,835)   $    (4,063)  $   (39,898)
        Return credited to contractowners                            $    16,741    $        92   $    16,833

        2000
        ----
        Annuity and life insurance charges and fees                  $   477,802    $   (53,224)  $   424,578
        Change in annuity and life insurance policy reserves         $    45,784    $      (766)  $    45,018
        Return credited to contractowners                            $    13,607    $    (4,561)  $     9,046

        1999
        ----
        Annuity and life insurance charges and fees                  $   326,670    $   (36,681)  $   289,989
        Change in annuity and life insurance policy reserves         $     4,151    $    (1,073)  $     3,078
        Return credited to contractowners                            $    (1,382)   $      (257)  $    (1,639)

         In December  2000, the Company  entered into a modified  coinsurance  agreement  with SICL covering  certain contracts  issued  since  January  1996.  The  impact of this  treaty to the  Company  was a pre tax loss of approximately  $4,917,000  in 2001 and pre tax income of  approximately  $7,067,453 in 2000. At December 31,
         2001 and 2000,  approximately  $12,983,000  and  $6,109,000,  respectively,  was  payable to SICL under this agreement.

                                    AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                           (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                              Notes to Consolidated Financial Statements (continued)

15.      SURPLUS NOTES

         The  Company has issued  surplus  notes to ASI in  exchange  for cash.  Surplus  notes  outstanding  as of
         December 31, 2001 and 2000, and interest expense for 2001, 2000 and 1999 were as follows:

                                                     Liability as of
         (table in thousands)                         December 31,                    Interest Expense
                                   Interest                                            For the Years
            Note Issue Date          Rate          2001          2000          2001         2000         1999
         ----------------------    ---------     ----------    ----------    ---------    ---------    ---------
         ----------------------    ---------     ----------

         ----------------------
         ----------------------
         February 18, 1994           7.28%               -             -             -          732          738
         ----------------------
         March 28, 1994              7.90%               -             -             -          794          801
         ----------------------
         September 30, 1994          9.13%               -        15,000         1,282        1,392        1,389
         ----------------------
         December 28, 1994           9.78%               -             -             -            -        1,308
         ----------------------
         December 19, 1995           7.52%          10,000        10,000           763          765          762
         ----------------------
         December 20, 1995           7.49%          15,000        15,000         1,139        1,142        1,139
         ----------------------
         December 22, 1995           7.47%           9,000         9,000           682          684          682
         ----------------------
         June 28, 1996               8.41%          40,000        40,000         3,411        3,420        3,411
         ----------------------
         December 30, 1996           8.03%          70,000        70,000         5,699        5,715        5,698
                                                 ----------    ----------    ---------    ---------    ---------
                                                 ----------    ----------    ---------    ---------    ---------

         ----------------------
         ----------------------
         Total                                    $144,000      $159,000       $12,976      $14,644      $15,928
                                                 ==========    ==========    =========    =========    =========

         On December 3, 2001, a surplus note,  dated September 30, 1994, for  $15,000,000  was repaid.  On December
         27, 2000, surplus notes for $10,000,000,  dated February 18, 1994, and $10,000,000,  dated March 28, 1994, were repaid.  On December 10,  1999,  a surplus  note,  dated  December  28,  1994,  for  $14,000,000  was repaid.  All surplus notes mature seven years from the issue date.

         Payment of interest  and  repayment  of  principal  for these notes is subject to certain  conditions  and require  approval by the  Insurance  Commissioner  of the State of  Connecticut.  At December 31, 2001 and
         2000, approximately  $25,829,000 and $15,816,000,  respectively,  of accrued interest on surplus notes was not approved for payment under these criteria.

16.      SHORT-TERM BORROWING

         The Company had a  $10,000,000  short-term  loan payable to ASI at December 31, 2001 and 2000 as part of a revolving  loan  agreement.  The loan has an  interest  rate of 3.67% and matures on March 12,  2002.  The total related interest expense to the Company was approximately  $522,000,  $687,000 and $585,000 in 2001,
         2000 and 1999,  respectively.  Accrued  interest  payable was  approximately  $113,000  and $222,000 as of
         December 31, 2001 and 2000, respectively.

                                    AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                           (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                              Notes to Consolidated Financial Statements (continued)

17.      CONTRACT WITHDRAWAL PROVISIONS

         Approximately 99% of the Company's  separate account  liabilities are subject to discretionary  withdrawal by  contractowners  at market value or with market value  adjustment.  Separate account assets,  which are carried at fair value,  are adequate to pay such  withdrawals,  which are  generally  subject to surrender charges ranging from 10% to 1% for contracts held less than 10 years.

18.      RESTRUCTURING CHARGES

         On March 22, 2001,  and  December 3, 2001,  the Company  announced  separate  plans to reduce  expenses to better align its operating  infrastructure  with the current  investment  market  environment.  As part of the two plans,  the Company's  workforce  was reduced by  approximately  140 positions and 115  positions, respectively,  affecting  substantially all areas of the Company.  Estimated pre-tax severance benefits of approximately  $8,500,000  have been charged against 2001 operations  related to these  reductions.  These charges  have been  reported in the  Consolidated  Statements  of Income as a component  of  Underwriting,
         Acquisition  and  Other  Insurance  Expenses.  As  of  December  31,  2001,  the  remaining  restructuring liability, relating primarily to the December 3, 2001 plan, was approximately $4,104,000.

19.      COMMITMENTS AND CONTINGENT LIABILITIES

         As of the date of this  filing,  the  Company  is not  involved  in any legal  proceedings  outside of the ordinary  course of its  business  operations.  The Company is involved  in pending and  threatened  legal proceedings  in the  ordinary  course  of its  business  operations.  While  the  outcome  of these  legal proceedings  cannot be  determined  at this time,  after  consideration  of the defenses  available to the
         Company,  applicable insurance coverage and any related reserves established,  these legal proceedings are not  expected to result in  liability  for amounts  material to the  financial  condition  of the Company, although they may adversely affect results of operations in future periods.

20.      SEGMENT REPORTING

         In recent years,  in order to complete the array of products  offered by the Company and its affiliates to meet a wide variety of financial  planning,  the Company  developed  variable life insurance and qualified retirement  plan annuity  products.  Assets under  management  and sales for products  other than variable annuities have not been  significant  enough to warrant full segment  disclosures as required by SFAS 131,
         "Disclosures  about  Segments  of an  Enterprise  and  Related  Information,"  and the  Company  does  not anticipate  that they will do so in the future  due to a change in the  Company's  strategy.  On March 15,
         2002,  the Company  announced  that it will no longer  accept new  business  for the funding of  qualified retirement  plans,  effective  July 31, 2002 and will not accept  applications  for it's flexible  premium variable  insurance  products  that are signed after April 1, 2002 or received  after April 15, 2002.  The
         Company intends to continue to accept  additional  contributions  to existing  qualified plans, to service and accept additional  premiums for its existing  flexible premium variable  insurance  contracts,  and to continue to offer and sell its single premium variable life insurance products.

                                    AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                           (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                              Notes to Consolidated Financial Statements (continued)

21.      QUARTERLY FINANCIAL DATA (UNAUDITED)

         The following table summarizes information with respect to the operations of the Company on a quarterly basis:

                 (table in thousands)                                Three Months Ended
                                                  ----------------------------------------------------------
                          2001                      March 31       June 30       Sept. 30        Dec. 31
                                                    --------       -------       --------        -------
        Premiums and other insurance
          revenues                                 $   131,096   $   128,665    $   114,714    $   117,854
        Net investment income*                           5,381         4,997          5,006          4,742
        Net realized capital gains (losses)              1,902           373            376         (1,723)
                                                  ------------  ------------   ------------   -------------
        Total revenues                                 138,379       134,035        120,096        120,873
        Benefits and expenses*                         122,940       110,644        115,313        124,219
                                                  ------------  ------------   ------------   ------------
        Pre-tax net income                              15,439        23,391          4,783         (3,346)
        Income taxes                                     4,034         7,451           (480)        (3,837)
                                                  ------------  ------------   -------------  -------------
        Net income                                 $    11,405   $    15,940    $     5,263    $       491
                                                  ============  ============   ============   ============

        *     For the  quarters  ended  March 31,  2001,  June 30, 2001 and  September  30,  2001,  the Company had
              reported  investment  performance  associated  with its  derivatives  as net investment  income.  The above presentation reflects a reclassification of these amounts to benefits and expenses.

                 (table in thousands)                                Three Months Ended
                                                  ----------------------------------------------------------
                          2000                      March 31       June 30       Sept. 30        Dec. 31
                                                    --------       -------       --------        -------
        Premiums and other insurance
          revenues                                 $   137,255   $   139,317    $   147,923    $   136,159
        Net investment income                            2,876         3,628          4,186            966
        Net realized capital gains (losses)                729        (1,436)          (858)           877
                                                  ------------  -------------  -------------  ------------
        Total revenues                                 140,860       141,509        151,251        138,002
        Benefits and expenses                          106,641       121,356        137,514        110,515
                                                  ------------  ------------   ------------   ------------
        Pre-tax net income                              34,219        20,153         13,737         27,487
        Income taxes                                    10,038         5,225          3,167         12,349
                                                  ------------  ------------   ------------   ------------
        Net income                                 $    24,181   $    14,928    $    10,570    $    15,138
                                                  ============  ============   ============   ============

                                    AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                           (a wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                              Notes to Consolidated Financial Statements (continued)

21.      QUARTERLY FINANCIAL DATA (UNAUDITED) (continued)

                 (table in thousands)                                Three Months Ended
                                                  ----------------------------------------------------------
                          1999                      March 31       June 30       Sept. 30        Dec. 31
                                                    --------       -------       --------        -------
        Premiums and other insurance
          revenues                                 $    78,509   $    88,435    $    97,955    $   111,443
        Net investment income                            2,654         2,842          2,735          2,210
        Net realized capital gains                         295            25            206             52
        Total revenues                                  81,458        91,302        100,896        113,705
        Benefits and expenses                           64,204        67,803         71,597         77,244
        Pre-tax net income                              17,254        23,499         29,299         36,461
        Income taxes                                     3,844         7,142          7,898         11,460
        Net income                                 $    13,410   $    16,357    $    21,401    $    25,001
                                                  ============  ============   ============   ============

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                               APPENDIX B - ILLUSTRATION OF MARKET VALUE ADJUSTMENT

         The formula used to determine the market value  adjustment  ("MVA") is applied as of the date we receive a request In Writing for a full or partial  surrender.  When choosing an alternate  Guarantee Period,  the formula is applied  as of the first  business  day after the date we  receive  all the  information  we need to  process  your request.  Values  and  time  durations  used in the  formula  are as of such  date.  Current  Rates  and  available
Guarantee Periods are those for your type of Contract.  The formula is:

                                   [ (1+I) / (1+J+ the adjustment amount) ] N/12

                                                      where:

         I is the Guarantee Rate applicable to the Guarantee Period for your Contract;

         J is the Current Rate for the  Guarantee  Period equal to the number of years  (rounded to the next higher number when  occurring on other than an  anniversary  of the  beginning of the current  Guarantee  Period)
         remaining in your current Guarantee Period ("Remaining Period");

         N is the number of months  (rounded  to the next  higher  number  when  occurring  on other than a monthly anniversary of the beginning of the current Guarantee Period) remaining in your Guarantee Period.

         Nonetheless, a full or partial surrender at the end of a Guarantee Period is not affected by the MVA.

         If we are no longer offering a Guarantee Period equal to the Remaining  Period but are offering  Guarantee
Periods that are both shorter and longer than the Remaining  Period,  we will  interpolate a rate for J between our
Current  Rates for the next shortest and next longest  Guarantee  Periods then being  offered.  If we are no longer offering a Guarantee  Period equal to the Remaining Period and also are no longer offering  Guarantee  Periods that are both  longer and shorter  than the  Remaining  Period,  we will  determine  rates for both I and J based on the
Moody's  Corporate  Bond Yield  Average - Monthly  Average  Corporates  (the  "Average"),  as  published by Moody's
Investor  Services,  Inc.,  its successor,  or an equivalent  service should such Average no longer be published by
Moody's.  For  determining  I, we  will  use the  Average  for the  applicable  Guarantee  Period  published  on or immediately  prior to the start of your current  Guarantee  Period.  For determining J, we will use the Average for the Remaining Period published on or immediately prior to the date the MVA is calculated.

         In the special case where I = J, the MVA is set equal to 1.

         The following  examples show the effect of the MVA on a surrender.  The examples assume surrender  charges do not apply and:

Interim Value at Beginning of Guarantee Period:                        $50,000

Guarantee Period:                                                      5 years

Guarantee Rate:                                                        5% effective annual rate

Date of Calculation:                                                   End of the third year since
                                                                       the beginning of the
                                                                       Guarantee Period
                                                                       (two exact years remaining
                                                                       to the end of the Guarantee
                                                                       Period)

Adjustment Amount:                                                     0.25% of interest

                                           Example of Upward Adjustment

Assume J = 3.5% (Current Rate for Contracts electing a two year Guarantee Period)

At this point I = 5% (0.05) and N = 24 (number of months remaining in the Guarantee Period)

Interim Value prior to application of MVA:  $57,881.25

MVA = [(1+I)/(1+J+0.0025)] N/12 = [1.05/1.0375] 2 = 1.024242

Net Surrender Value =  Interim Value  X  MVA = $59,284.38.

                                          Example of Downward Adjustment

Assume J = 6% (Current Rate for Contracts electing a two year Guarantee Period)

At this point I = 5% (0.05) and N = 24 (number of months remaining in the Guarantee Period)

Interim Value prior to application of MVA:  $57,881.25.

MVA = [(1+I)/(1+J+0.0025)] N/12 = [1.05/1.0625] 2 = .97661

Net Surrender Value =  Interim Value  X  MVA = $56,527.35.

-------------------------------------------------------------------------------------------------------------------

                                  APPENDIX C - ILLUSTRATION OF INTEREST CREDITING

THIS EXAMPLE  ASSUMES NO PARTIAL  SURRENDERS  DURING THE GUARANTEE  PERIOD.  WHETHER A SURRENDER  CHARGE APPLIES TO
ANY INTERIM  PARTIAL  SURRENDERS OR TO A FULL OR PARTIAL  SURRENDER AT THE END OF THE GUARANTEE  PERIOD  DEPENDS ON
THE STRUCTURE OF SURRENDER  CHARGES AS SHOWN IN YOUR  CONTRACT,  AND WHETHER THAT  GUARANTEE  PERIOD EXTENDS BEYOND
THE DATE  SURRENDER  CHARGES  APPLY.  THE MARKET  VALUE  ADJUSTMENT  WOULD APPLY TO ANY INTERIM  PARTIAL  SURRENDER
EXCEPT,  WHERE REQUIRED BY LAW, AN INTERIM  PARTIAL  SURRENDER  OCCURRING NOT MORE THAN 30 DAYS BEFORE THE END OF A
GUARANTEE PERIOD.

THE  HYPOTHETICAL  INTEREST RATE USED IS ILLUSTRATIVE  ONLY AND IS NOT INTENDED TO PREDICT FUTURE INTEREST RATES TO
BE DECLARED FOR ANY  CONTRACT.  ACTUAL  INTEREST  RATES  DECLARED  FOR ANY GIVEN  CONTRACT AT ANY GIVEN TIME MAY BE
MORE OR LESS THAN THOSE SHOWN.

In this  example the  Guarantee  Period  begins on the  Contract  Date.  Should an  alternate  Guarantee  Period be chosen, Guarantee Periods may begin and end on other than anniversaries of the Contract Date.

Interim Value at beginning of Guarantee Period:               $50,000

Guarantee Period:                                             5 Years

Guaranteed Rate:                                              5% Effective Annual Rate

                                                 Interest Credited                               Cumulative
                                                      During                                      Interest
              Year                                 Contract Year                                  Credited
              ----                                 -------------                                  --------
                1                                   $2,500.00                                     $2,500.00
                2                                    2,625.00                                      5,125.00
                3                                    2,756.25                                      7,881.25
                4                                    2,894.06                                     10,775.31
                5                                    3,038.77                                     13,814.08

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Issued by:                                                                                                    Distributed by:

AMERICAN SKANDIA LIFE                                                                                      AMERICAN SKANDIA
ASSURANCE CORPORATION                                                                               MARKETING, INCORPORATED
One Corporate Drive                                                                                     One Corporate Drive
Shelton, Connecticut 06484                                                                       Shelton, Connecticut 06484
Telephone: 1-800-752-6342                                                                           Telephone: 203-926-1888
http://www.americanskandia.com                                                               http://www.americanskandia.com

                                                MAILING ADDRESSES:

                                       AMERICAN SKANDIA - VARIABLE ANNUITIES
                                                   P.O. Box 7040
                                             Bridgeport, CT 06601-7040

                                                   EXPRESS MAIL:
                                       AMERICAN SKANDIA - VARIABLE ANNUITIES
                                                One Corporate Drive
                                                 Shelton, CT 06484